Exhibit 10.9

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

CNLRS ROCKWALL, L.P.,

A TEXAS LIMITED PARTNERSHIP

“SELLER”

AND

EXCEL TRUST, L.P.,

A DELAWARE LIMITED PARTNERSHIP

“BUYER”

MAY 6, 2010

EXHIBITS

Exhibit “A”	Legal Description of Land
Exhibit “B”	Seller’s Deed
Exhibit “C”	Bill of Sale
Exhibit “D”	Certificate of Non-Foreign Status
Exhibit “E”	Assignment and Assumption of Leases and Security Deposits
Exhibit “F”	Assignment and Assumption of Contracts
Exhibit “G”	Assignment of Permits, Entitlements and Intangible Property
Exhibit “H”	General Provisions of Escrow
Exhibit “I”	Form of Tenant Estoppel Certificate
Exhibit “J”	Form of Landlord Estoppel Certificate
Exhibit “K”	Phase I of Shopping Center
Exhibit “L”	Phase II of Shopping Center
Exhibit “M”	Phase III of Shopping Center

SCHEDULES

1.0	List of Seller’s Deliveries
2.0	Environmental Disclosure Statement

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of the 6th day of May, 2010, by and between CNLRS ROCKWALL, L.P., a Texas limited partnership (“Seller”), and EXCEL TRUST, L.P., a Delaware limited partnership (“Buyer”), each of whom shall sometimes separately be referred to herein as a “Party” and both of whom shall sometimes collectively referred to herein as the “Parties,” and constitutes: (a) a binding purchase and sale agreement between Seller and Buyer; and (b) joint escrow instructions to Escrow Agent whose consent appears at the end of this Agreement.

FOR GOOD AND VALUABLE CONSIDERATION RECEIVED, the Parties mutually agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

In addition to those terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:

“Advances” shall have the meaning given to such term in Section 11.2(a)(ii) hereof.

“Agreement” shall mean this Purchase and Sale Agreement and Joint Escrow Instructions dated as of the 6th day of May, 2010, by and between Seller and Buyer, together with all Exhibits and Schedules attached hereto.

“Assignment and Assumption of Contracts” shall mean the Assignment and Assumption of Contracts, in the form of Exhibit “F,” attached hereto and incorporated herein by reference.

“Assignment and Assumption of Leases and Security Deposits” shall mean the Assignment and Assumption of Leases and Security Deposits, in the form of Exhibit “E,” attached hereto and incorporated herein by reference.

“Assignment of Permits, Entitlements and Intangible Property” shall mean the Assignment of Permits, Entitlements and Intangible Property, in the form of Exhibit “G,” attached and incorporated herein by reference.

“Assumed Contracts” shall have the meaning given to such term in Section 2.1(e) hereof.

“Bill of Sale” shall mean the Bill of Sale, in the form of Exhibit “C,” attached hereto and incorporated herein by reference.

“Books and Records” shall have the meaning given to such term in Section 2.1(g) hereof.

“Business Day” shall mean a Calendar Day, other than a Saturday, Sunday or a day observed as a legal holiday by the United States federal government or the state of Texas.

“Buyer” shall mean Excel Trust, L.P., a Delaware limited partnership, its successors and permitted assigns.

“Buyer’s Election Not to Terminate” shall have the meaning given to such term in Section 4.3 hereof.

“Buyer’s Election to Terminate” shall have the meaning given to such term in Section 4.2 hereof.

“Buyer’s Exchange” shall have the meaning given to such term in Section 14.15 hereof.

“Calendar Day” shall mean any day of the week including a Business Day.

“Cash” shall mean legal tender of the United States of America represented by either: (a) currency; or (b) funds wire transferred or otherwise deposited into Escrow Agent’s account at Escrow Agent’s direction.

“Certificate of Non-Foreign Status” shall mean that certain Certificate of Non-Foreign Status, in the form of Exhibit “D,” attached hereto and incorporated herein by reference.

“Closing” shall have the meaning given to such term in Section 8.4 hereof.

“Closing Date” shall have the meaning given to such term in Section 8.4 hereof.

“Closing Deposit” shall have the meaning given to such term in Section 2.2(b) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent federal revenues laws.

“Contracts” shall mean all written: (a) insurance, management, leasing, security, janitorial, cleaning, pest control, waste disposal, landscaping, advertising, service, maintenance, operating, repair, collective bargaining, employment, employee benefit, severance, franchise, licensing, supply, purchase, consulting, professional service, advertising, promotion, public relations and other contracts and commitments in any way relating to the Property or any part thereof, together with all supplements, amendments and modifications thereto; and (b) equipment leases and all rights and options of Seller thereunder, together with all supplements, amendments and modifications thereto. The term “Contracts shall specifically exclude the Leases.

“Cure Deadline” shall have the meaning given to such term in Section 4.1(c) hereof.

“Cure Election Deadline” shall have the meaning given to such term in Section 4.1(c) hereof.

“Delinquent Revenues” shall have the meaning given to such term in Section 11.2(a)(i) hereof.

“Deposit” shall mean the Initial Deposit

“Effective Date” shall mean the later of the date this Agreement is executed by Buyer or the date this Agreement is executed by Seller, as such dates appear after each Party’s signature herein below.

“Environmental Laws” shall mean all present federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authorities, which relate to the environment and/or which classify, regulate, impose liability, obligations, restrictions on ownership, occupancy, transferability or use of the Real Property, and/or list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as now amended (“CERCLA”), the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as now amended, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., as now amended, the Clean Water Act, 33 U.S.C. Section 1251, et seq., as now amended, the Clear Air Act, 42 U.S.C. Section 7901, et seq., as now amended, the Toxic Substance Control Act, 15 U.S.C. Sections 2601 through 2629, as now amended, the Public Health Service Act, 42 U.S.C. Sections 300f through 300j, as now amended, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, as now amended, the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., as now amended, the Oil Pollution Act, 33 U.S.C. Section 2701, et seq., as now amended, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 4321, et seq., as now amended, the Federal Insecticide, Fungicide and Rodenticide Act, 15 U.S.C. Section 136, et seq., as now amended, the Medical Waste Tracking Act, 42 U.S.C. Section 6992, as now amended, the Atomic Energy Act of 1985, 42 U.S.C. Section 3011, et seq., as now amended, and any similar federal, state or local laws and ordinances and the regulations now adopted, published and/or promulgated pursuant thereto and other state and federal laws relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of any Hazardous Materials.

“Escrow” shall have the meaning given to such term in Article 3 hereof.

“Escrow Agent” shall mean First American Title Insurance Company located at 135 Main Street, 12th Floor, San Francisco, California 94105; Attn: Heather Kucala; Direct: (415) 837-2295; FAX: (415) 398-1750; E-mail: hkucala@firstam.com.

“Estoppel Certificate” shall mean any Landlord Estoppel Certificate or any Tenant Estoppel Certificate.

“Estoppel Cure Notice” shall have the meaning given to such term in Section 5.1(f)(i) hereof.

“Estoppel Delivery Deadline” shall mean ten (10) Business Days prior to the Closing Date.

“Estoppel Objection Matter” shall have the meaning given to such term in Section 5.1(h)(i) hereof.

“Estoppel Objection Notice” shall have the meaning given to such term in Section 5.1(h)(i) hereof.

“General Provisions” shall have the meaning given to such term in Article 3 hereof.

“Hazardous Materials” shall mean all hazardous wastes, toxic substances, pollutants, contaminants, radioactive materials, flammable explosives, other such materials, including, without limitation, substances defined as “hazardous substances,” ”hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “petroleum substances,” or “infectious waste” in any applicable laws or regulations including, without limitation, the Environmental Laws, and any such other substances, materials and wastes which are regulated by reason of actual or threatened risk of toxicity causing injury or illness, under any Environmental Laws or other applicable federal, state or local law, statute, ordinance or regulation, or which are classified as hazardous or toxic under current federal, state or local laws or regulations.

“Independent Contract Consideration” shall have the meaning given to such term in Section 2.1 hereof.

“Improvements” shall mean all buildings, structures, fixtures, trade fixtures, systems, facilities, machinery, equipment and conduits that provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto) and other improvements now or hereafter located on the Land, including, but not limited to the Shopping Center, together with all water control systems, utility lines and related fixtures and improvements, drainage facilities, landscaping improvements, fencing, roadways and walkways, and all privileges, rights, easements, hereditaments and appurtenances thereto belonging. Notwithstanding anything to the contrary contained herein, the term “Improvements” shall specifically exclude all items owned by Tenants.

“Initial Deposit” shall have the meaning given to such term in Section 2.2(a) hereof.

“Intangible Property” shall have the meaning given to such term in Section 2.1(c) hereof.

“Investigation Period” shall have the meaning given to such term in Section 4.1 hereof.

“J.C. Penney” shall mean J.C. Penney Properties, Inc, a Delaware corporation.

“J.C. Penney Claims” shall have the meaning given to such term in Section 14.23 hereof.

“J.C. Penney Litigation” shall have the meaning given to such term in Section 14.23 hereof.

“Land” shall mean those certain parcels of real property consisting of approximately 30.82 acres of land in approximately the location depicted as “Phase I” on the site plan of the Shopping Center attached hereto as Exhibit “K” plus approximately 12.66 acres of additional land in approximately the location depicted as “Phase II” on the site plan of the Shopping Center attached hereto as Exhibit “L”, together located in the City of Rockwall, County of Rockwall, State of Texas, the legal descriptions of which are set forth on Exhibit “A,” attached hereto and incorporated herein by reference. Notwithstanding anything to the contrary contained herein, the term “Land” specifically excludes the property depicted as “Phase III” on the site plan of the Shopping Center attached hereto as Exhibit “M”.

“Landlord Estoppel Certificate” shall have the meaning given to such term in Section 5.1(h) hereof.

“Leases” shall have the meaning given to such term in Section 2.1(d) hereof.

“Leasing Commissions” shall mean any and all commissions, finder’s fees or similar payments in connection with any Lease, including any options to extend, expand or renew.

“Material Condemnation Proceeding” shall have the meaning given to such term in Section 8.3(a) hereof.

“Material Loss” shall mean any damage, loss or destruction to any portion of the Real Property, the loss of which is equal to or greater than Five Hundred Thousand Dollars ($500,000) (measured by the cost of repair or replacement).

“Monetary Obligations” shall mean any and all liens, liabilities and encumbrances placed, or caused to be placed, of record against the Real Property evidencing a monetary obligation which can be removed by the payment of money, including, without limitation, delinquent real property taxes and assessments, deeds of trust, mortgages, mechanic’s liens, attachment liens, execution liens, tax liens and judgment liens. Notwithstanding the foregoing, the term “Monetary Obligations” shall not include and shall specifically exclude the liens, liabilities and encumbrances relating to the Permitted Title Exceptions and any matters caused by any act or omission of Buyer, or its agents or representatives.

“New Lease” shall have the meaning given to such term in Section 5.1(c) hereof.

“New Matters” shall have the meaning given to such term in Section 4.1(d) hereof.

“New Matters Cure Notice” shall have the meaning given to such term in Section 4.1(d) hereof.

“New Matters Notice” shall have the meaning given to such term in Section 4.1(d) hereof.

“New Matters Objections” shall have the meaning given to such term in Section 4.1(d) hereof.

“New Matters Objections Notice” shall have the meaning given to such term in Section 4.1(d) hereof.

“NNN” shall have the meaning given to such term in Section 14.23 hereof.

“NNN Indemnity” shall have the meaning given to such term in Section 14.23 hereof.

“Non-Material Condemnation Proceeding” shall have the meaning given to such term in Section 8.3(b) hereof.

“Non-Material Loss” shall mean damage, loss or destruction to any portion of the Real Property, the loss of which is less than Five Hundred Thousand Dollars ($500,000) (measured by the cost of repair or replacement).

“Objection Matters” shall have the meaning given to such term in Section 4.1(c) hereof.

“Objection Notices” shall have the meaning given to such term in Section 4.1(c) hereof.

“OFAC” shall have the meaning given to such term in Section 9.18 hereof.

“Operating Expenses” shall have the meaning given to such term in Section 11.2(a)(ii) hereof.

“Party” or “Parties” shall have the meaning given to such terms in the Preamble of this Agreement.

“Permits and Entitlements” shall have the meaning given to such term in Section 2.1(f) hereof.

“Permitted Title Exceptions” shall have the meaning given to such term in Section 4.1(b) hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company or other entity.

“Personal Property” shall have the meaning given to such term in Section 2.1(b) hereof.

“Phase I Environmental Report” shall have the meaning given to such term in Section 4.1(b) hereof.

“Preliminary Title Report” shall have the meaning given to such term in Section 4.1(b) hereof.

“Property” shall have the meaning given to such term in Section 2.1 hereof.

“Proposed New Lease” shall have the meaning given to such term in Section 5.1(c) hereof.

“Proration Date” shall have the meaning given to such term in Section 11.2(a) hereof.

“Purchase Price” shall have the meaning given to such term in Section 2.2 hereof.

“Real Property” shall have the meaning given to such term in Section 2.1(a) hereof.

“Required Tenants” shall have the meaning given to such term in Section 5.1(g) hereof.

“Revenues” shall have the meaning given to such term in Section 11.2(a)(i) hereof.

“Security Deposits” shall mean the original amount of all refundable security deposits, advance rentals and other deposits and collateral deposited or paid by the Tenants pursuant to the Leases, whether in the form of cash, negotiable instruments, letters or credit or other forms of security.

“Seller” shall mean CNLRS ROCKWALL, L.P., a Texas limited partnership

“Seller’s Cure Election Notice” shall have the meaning given to such term in Section 4.1(c) hereof.

“Seller’s Deed” shall mean the Special Warranty Deed in the form of Exhibit “B,” attached hereto and incorporated herein by reference.

“Seller’s Deliveries” shall have the meaning given to such term in Section 4.1(a) hereof.

“Seller’s Exchange” shall have the meaning given to such term in Section 14.14 hereof.

“Seller’s Knowledge and Belief” means the actual knowledge of Paul Bayer, Executive Vice President of CNLRS Equity Ventures Rockwall, Inc., which is Managing General Partner of Seller.

“Shopping Center” shall mean the Plaza at Rockwall Shopping Center consisting of approximately Three Hundred Thirty Four Thousand Twenty Seven (334,027) net rentable square feet located at the southwest corner of I-30 & FM 205, on the I-30 frontage road in Rockwall, Texas, together with all related facilities and improvements, located on the Land. Notwithstanding the foregoing to the contrary, the term “Shopping Center” shall specifically exclude Phase III of the Shopping Center depicted on Exhibit M and shall specifically exclude all items owned by Tenants.

“Survey” shall have the meaning given to such term in Schedule 1.0 hereof.

“Taxes” shall have the meaning given to such term in Section 11.2(a)(iii) hereof.

“Tenant Estoppel Certificates” shall have the meaning given to such term in Section 5.1(h) hereof.

“Tenant Inducement Costs” shall mean: (a) any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, moving, design and refurbishment allowances and reimbursements and reasonable attorney’s fees and disbursements incurred in connection with the preparation and negotiation of the applicable Lease; and (b) any economic concessions granted to a Tenant under a Lease which shall continue to benefit a Tenant after the Closing Date, including, without limitation, rent holidays, free rent periods, reduced rent periods, rent accrual and deferment periods and similar economic concessions.

“Tenants” shall mean those Persons renting or occupying space in the Real Property under the Leases.

“Title Insurer” shall mean First American Title Insurance Company located at 135 Main Street, 12th Floor, San Francisco, California 94105; Attn: Heather Kucala; Direct: (415) 837-2295; FAX: (415) 398-1750 working in cooperation with Republic Title of Fort Worth located at Bank One Building 420 Throckmorton, Suite 640, Fort Worth, Texas 76102, Attn: Janet Ceron.

“Title Policy” shall have the meaning given to such term in Section 8.1(c) hereof.

“TLTA” shall mean Texas Land Title Association.

“TLTA Standard Coverage Policy” shall mean a Texas Land Title Association Owner’s Policy of Title Insurance with Standard Coverage (TLTA Form 2006).

“TLTA Title Policy Costs” shall mean the cost of obtaining the TLTA Standard Coverage Policy.

“Transaction Documents” shall mean Seller’s Deed, the Bill of Sale, the Certificate of Non-Foreign Status, the Assignment and Assumption of Leases and Security Deposits, the Assignment and Assumption of Contracts, the Assignment of Permits, Entitlements and Intangible Property and all other instruments or agreements to be executed and delivered pursuant to this Agreement or any of the foregoing.

“Updated Survey” shall have the meaning given to such term in Section 4.2(b) hereof.

“Utilities” shall have the meaning given to such term in Section 9.17 hereof.

“Woodmont” shall have the meaning given to such term in Section 14.23 hereof.

“Woodmont Indemnity” shall have the meaning given to such term in Section 14.23 hereof.

ARTICLE 2

PURCHASE, PURCHASE PRICE AND PAYMENT

Section 2.1 Purchase and Sale of Property. On the date of this Agreement, Buyer has delivered to Seller the amount of ONE HUNDRED AND 00/100 DOLLARS ($100.00) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for the Investigation Period given to Buyer hereunder, and as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is non-refundable in all events. Subject to the terms and conditions set forth in this Agreement, on the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of the following property (collectively, the “Property”):

(a) Real Property. The Land and the Improvements, together with all of Seller’s right, title and interest in, to and under: (i) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to the Land and/or the Improvements; (ii) all water wells, streams, creeks, ponds, lakes, detention basins and other bodies of water in, on or under the Land, whether such rights are riparian, appropriative, prospective or otherwise, and all other water rights applicable to the Land and/or the Improvements; (iii) all sewer, septic and waste disposal rights and interests applicable or appurtenant to or used in connection with the Land and/or the Improvements; and (iv) all streets, roads, alleys or other public ways adjoining or serving the Land, including any land lying in the bed of any street, road, alley or other public way, open or proposed, and any strips, gaps, gores, culverts and rights of way adjoining or serving the Land, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the Permitted Title Exceptions (collectively, the “Real Property”). Notwithstanding the foregoing to the contrary, the term “Real Property” shall specifically exclude (i) Phase III of the Shopping Center, (ii) all items owned by Tenants, and (iii) all of Seller’s right title and interest in all minerals, oil, gas and other hydrocarbons located in, on or under the Land; provided, however, Seller hereby waives and relinquishes any use of the surface of the Real Property for exploration and/or removal of oil, gas and/or other hydrocarbon substances and will not in any way disturb the surface of the Real Property or Buyer’s use thereof.

(b) Personal Property. All equipment, facilities, machinery, tools, appliances, fixtures, furnishings, furniture, paintings, sculptures, art, inventories, supplies, computer equipment and systems, telephone equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, fire prevention equipment and systems, fire prevention equipment and systems, and all other items of tangible personal property owned by Seller and located on or about the Real Property or used in conjunction therewith, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the Assumed Contracts (collectively, the “Personal Property”).

(c) Intangible Property. All intangible personal property not otherwise described in this Section 2.1 and relating to the Property or the business of owning, operating, maintaining and/or managing the Property, including, without limitation: (i) all warranties, guarantees and bonds from third parties, including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors; (ii) all deposits, reimbursement rights, refund rights, receivables and other similar rights from any governmental or quasi-governmental agency; (iii) all liens and security interests in favor of Seller, together with any instruments or documents evidencing same; (iv) all goodwill relating to the business of owning, operating, maintaining and managing the Property; (v) all trade names, trademarks, service marks and logos used in conjunction with the ownership, operation and management of the Property, including, without limitation, the trade name “Plaza at Rockwall” and any and all derivatives and forms thereof, together with all trademarks, service marks and logos of “Plaza at Rockwall,” whether or not registered, and all trademark, service mark, fictitious business name and other intellectual property registrations or filings with regard to the foregoing; (vi) all advertising campaigns and marketing or promotional materials relating to the Property; and (vii) all artwork, photographs and other intellectual property utilized in conjunction with the ownership, operation and/or management of the Property, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims (collectively, the “Intangible Property”).

(d) Leases and Security Deposits. All leases in effect or in process on the Closing with respect to the Real Property, including any New Leases, together with any amendments, guarantees and other agreements relating thereto, all rentals, deposits, receivables (except any amount received by Seller with regard to Seller’s contest of 2009 Taxes as provided herein or for any such amount received by Seller or Buyer regarding Seller’s contest of 2010 Taxes which apply to a period of time prior to the Closing Date), reimbursements and other similar items payable by Tenants under the Leases, together with all Tenant files in Seller’s possession and/or control with respect to the Leases, and all claims, demands, causes of action and other rights against Tenants and all guarantors of the Leases (collectively, the “Leases”), together with all of Seller’s right, title and interest in and to all Security Deposits and other collateral relating to the Leases.

(e) Assumed Contracts. All contracts, leases and agreements relating to the business, management and operations of the Property which Buyer has expressly agreed to assume in writing upon the Closing pursuant to a written notice by Buyer delivered to Seller prior to the expiration of the Investigation Period (collectively, the “Assumed Contracts”). In the event Buyer fails to deliver to Seller Buyer’s written election to assume one or more of the Contracts pursuant to this Section 2.1(e), such failure shall be deemed to constitute Buyer’s election not to assume any of the Contracts.

(f) Permits and Entitlements. All of Seller’s right, title and interest in, to and under: (i) all permits, licenses, certificates of occupancy, approvals, authorizations and orders obtained from any governmental authority and relating to the Real Property or the business of owning, maintaining and/or managing the Real Property, including, without limitation, all land use entitlements, development rights, density allocations, certificates of occupancy, sewer hook-up rights and all other rights or approvals relating to or authorizing the ownership, operation, management and/or development of the Real Property; (ii) all preliminary, proposed and final drawings, renderings, blueprints, plans and specifications (including “as-built” plans and specifications), and tenant improvement plans and specifications for the Improvements (including “as-built” tenant improvement plans and specifications; (iii) all maps and surveys for any portion of the Real Property; (iv) all items constituting the Seller’s Deliveries; and (v) any and all other items of the same or similar nature pertaining to the Real Property, and all changes, additions, substitutions and replacements for any of the foregoing, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims (collectively the “Permits and Entitlements”).

(g) Books and Records. All books and records relating to the business of owning, operating, maintaining and/or managing the Property, including, without limitation, all accounting, financial, tax, employment, sales and other records related to the Shopping Center; provided, however, excluding any books and records relating to the organizational partnership documents of Seller or the financial statements relating to such partnership (collectively the “Books and Records”).

(h) Phase III of the Shopping Center. Notwithstanding anything to the contrary contained herein, the Property shall not include Phase III of the Shopping Center or any of the foregoing items to the extent they relate to or are applicable to Phase III of the Shopping Center.

Section 2.2 Purchase Price. The purchase price for the Property (“Purchase Price”) shall be the sum of Forty Million Seven Hundred Fifty Thousand Dollars ($40,750,000). Buyer shall pay the Purchase Price to Seller by paying the Purchase Price in cash in accordance with the following terms and conditions:

(a) Initial Deposit. Within two (2) Business Days after Buyer delivers Buyer’s Election Not to Terminate to Seller, Buyer shall deposit into Escrow the sum of Fifty Thousand Dollars ($50,000), in the form of Cash, which amount shall serve as an earnest money deposit (“Initial Deposit”). Buyer may direct Escrow Agent to invest the Initial Deposit in one or more interest bearing accounts with a federally insured state or national bank located in California, designated by Buyer and approved by Escrow Agent. Buyer agrees that the risk of loss with respect to the Initial Deposit shall be with Buyer according to the terms and conditions of this Agreement. Subject to the applicable termination and default provisions contained in this Agreement: (i) the Initial Deposit shall remain in Escrow prior to the Closing; (ii) upon the Closing, the Initial Deposit shall be applied as a credit towards the payment of the Purchase Price; and (iii) all interest that accrues on the Initial Deposit while in Escrow Agent’s control shall belong to Buyer. Buyer shall complete, execute and deliver to Escrow Agent a W-9 Form, stating Buyer’s taxpayer identification number at the time of delivery of the Initial Deposit. All references in this Agreement to the “Initial Deposit” shall mean the Initial Deposit and any and all interest that accrues thereon while in Escrow Agent’s control.

(b) Closing Deposit. The Purchase Price, less the Initial Deposit shall be paid by Buyer to Escrow Agent in cash by wire transfer and distributed by Escrow Agent to Seller at the Closing, subject to and in accordance with the terms and conditions set forth in this Agreement (the “Closing Deposit”).

(c) Survival. The provisions of this Article 2 shall survive the Closing.

ARTICLE 3

ESCROW

Within three (3) Business Days following the Effective Date, Seller and Buyer shall open an escrow (“Escrow”) with Escrow Agent by Seller and Buyer delivering to Escrow Agent fully executed counterpart originals of this Agreement and fully executed counterpart originals of Escrow Agent’s general provisions, which are attached hereto as Exhibit “H” (“General Provisions”). The date of such delivery shall constitute the opening of Escrow and upon such delivery, this Agreement shall constitute joint escrow instructions to Escrow Agent, which joint escrow instructions shall supersede all prior escrow instructions related to the Escrow, if any. Additionally, Seller and Buyer hereby agree to promptly execute and deliver to Escrow Agent any additional or supplementary escrow instructions as may be necessary or convenient to consummate the transactions contemplated by this Agreement provided, however, that neither the General Provisions nor any such additional or supplemental escrow instructions shall supersede this Agreement, and in all cases this Agreement shall control, unless the General Provisions or such additional or supplemental escrow instructions expressly provide otherwise.

ARTICLE 4

INVESTIGATION PERIOD; VOLUNTARY TERMINATION; TITLE

Section 4.1 Investigation Period. During the time period commencing upon the Effective Date of this Agreement, and terminating at 11:59 p.m. on May 21, 2010, Buyer shall have the right to conduct and complete an investigation of all matters pertaining to the Property and Buyer’s purchase thereof including, without limitation, the matters described in this Section 4.1.

(a) Seller’s Deliveries. Within five (5) Calendar Days following the Effective Date of this Agreement, Seller, at Seller’s expense, shall cause to be delivered, to Buyer, true, correct and complete copies of all documents, agreements and other information relating to the Property in Seller’s possession as listed on Schedule “1.0,” attached hereto and incorporated herein by reference and as set forth in Section 4.1(b) below (collectively, the “Seller’s Deliveries”). Seller will promptly deliver to Buyer supplements and/or updates of Seller’s Deliveries to the extent such items are received by Seller prior to Closing. During the Investigation Period, Buyer shall have the right to conduct and complete an investigation of all matters pertaining to Seller’s Deliveries and all other matters pertaining to the Property and Buyer’s acquisition thereof. In this regard, Buyer shall have the right to contact the Tenants, governmental agencies and officials and other parties and make reasonable inquiries concerning Seller’s Deliveries and any and all other matters pertaining to the Property. Seller agrees to reasonably cooperate with Buyer in connection with its investigation of Seller’s Deliveries and all other matters pertaining to the Property at no cost or expense to Seller; provided, however, that Seller shall be obligated to pay for the costs of copying and the delivery to Buyer of the Seller Deliveries and for Seller’s costs relating to Seller’s time and overhead including, but not limited to, Seller’s attorneys fees as it relates to any communications of Seller whether written, oral or otherwise to Buyer or its agents relating to Buyer’s investigation of the Property.

(b) Preliminary Title Report/Survey. Within fifteen (15) Calendar Days following the Effective Date, Seller shall cause to be delivered to Buyer a current preliminary title report dated no earlier than the Effective Date covering the Real Property, together with copies of all documents referred to as exceptions therein (“Preliminary Title Report”), issued by Title Insurer. In addition, prior to the expiration of the Investigation Period, Buyer, at Buyer’s sole cost and expense, shall have the right to elect to obtain: (x) a current “as-built” ALTA/ACSM survey of the Real Property dated no earlier than the Effective Date prepared by Seller’s or Buyer’s surveyor according to Buyer’s standards (“Updated Survey”); and (y) an updated phase I environmental audit and architectural and engineering report dated no earlier than the Effective Date prepared according by ADR Environmental Group, Inc. based out of Sacramento, CA according to Buyer’s standards (“Phase I Environmental Report”).

Fee title to the Real Property shall be conveyed by Seller to Buyer subject only to the following exceptions to title (collectively, the “Permitted Title Exceptions”):

(i) Non-delinquent real and personal property taxes and assessments;

(ii) Any matters set forth in the Preliminary Title Report, the Survey and the Updated Survey that are approved by Buyer in accordance with the procedures and within the time periods set forth in Section 4.1(c) hereof;

(iii) All New Matters approved in writing by Buyer pursuant to Section 4.1(d) hereof, to the extent such New Matters relate to fee title to the Real Property;

(iv) Any lien voluntarily imposed by Buyer.

(c) Objection Matters.

(i) Objection Notice. If Buyer is not satisfied with any of Seller’s Deliveries or its review thereof or if Buyer is not satisfied with any of its due diligence investigation of the Property or any portion thereof, Buyer may give Seller one or more written notices (each, an “Objection Notice”) at any time prior to the expiration of the Investigation Period. Each Objection Notice shall list each item of dissatisfaction or objection (each, an “Objection Matter,” and, collectively, the “Objection Matters”).

(ii) Seller’s Cure Election Notice. If Buyer provides to Seller one or more Objection Notices, Seller shall deliver to Buyer written notice (“Seller’s Cure Election Notice”) within five (5) Calendar Days after the expiration of the Investigation Period (the “Cure Election Deadline”), of Seller’s election to cure or not cure each of the Objection Matters. Seller shall not be obligated to elect to cure any Objection Matters, other than Monetary Obligations which Seller is obligated to remove; provided, however, in no event shall Seller be obligated to remove any Monetary Obligations that Title Insurer has agreed will not be listed as exceptions to Buyer’s Title Policy and that the Title Policy specifically insures Buyer over. The failure of Seller to timely deliver Seller’s Cure Election Notice on or before the Cure Election Deadline (having received one or more Objection Notices from Buyer prior to the expiration of the Investigation Period) shall be deemed to be an election by Seller to not cure all of the Objection Matters. If Seller timely elects (or is deemed to have elected) not to cure one or more of the Objection Matters, then Seller shall not be in default under this Agreement (except to the extent such Objection Matters constitute Monetary Obligations that Seller is obligated to remove) and, in such a case, Buyer may exercise either of the following options within three (3) Business Days after Buyer’s receipt of Seller’s Cure Election Notice: (A) continue this Agreement in effect without modification pursuant to the provisions of Section 4.3(b) hereof and purchase the Property in accordance with the terms and conditions of this Agreement, subject to the Objection Matters which Seller has elected not to cure (which will be deemed to constitute “Permitted Title Exceptions”), except to the extent such Objection Matters constitute Monetary Obligations which Seller is obligated to remove; or (B) terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof.

(iii) Cure of Objection Matters. If Seller timely elects to cure one or more of the Objection Matters, Seller shall have until seven (7) Business Days immediately preceding the Closing Date (such period being referred to as, the “Cure Deadline”) to complete its cure of such Objection Matters, and Seller shall pay all costs associated with such cure of the Objection Matters. If Seller fails to timely cure an Objection Matter that Seller has elected to cure on or before the Cure Deadline, then Seller shall be in default under this Agreement and, in such a case, Buyer may exercise either of the following options on or before the Closing Date: (1) continue this Agreement in effect without modification pursuant to the provisions of Section 4.3(c) hereof and purchase the Property in accordance with the terms and conditions of this Agreement, subject to such Objection Matters which Seller failed to timely cure (which will be deemed to constitute “Permitted Title Exceptions”), except to the extent such Objection Matters constitute Monetary Obligations which Seller is obligated to remove; or (2) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof, unless such Objection Matters are the result of a breach by Seller of one or more of the provisions of Section 5.1 hereof, in which case the provisions of Section 8.6(a) hereof shall govern.

(d) New Matters.

(i) New Matters Notice. In the event that prior to the Closing, (A) any new title exceptions are discovered or revealed, which new title exceptions were not otherwise set forth or referred to in the Preliminary Title Report, and which are not the result of an act or omission of Buyer, or its agents or representatives; or (B) any item which was included as part of Seller’s Deliveries that Seller delivered to Buyer according to Seller’s obligations according to the terms and conditions of this Agreement is subsequently modified, supplemented or amended (all together the “New Matters”), then Seller shall upon becoming aware of any such New Matters deliver written notice to Buyer disclosing the existence of such New Matters (the “New Matters Notice”), together with copies of all documents, agreements, items or instruments relating thereto.

(ii) New Matters Objection Notice. If Buyer is not satisfied with one or more of the New Matters disclosed in Seller’s New Matters Notice, Buyer may give Seller written notice (the “New Matters Objections Notice”) within five (5) Business Days after the date of Buyer’s receipt of such New Matters Notice. In the event Buyer fails to timely object to a New Matter, such New Matter shall be deemed to constitute a “Permitted Title Exception” to the extent such New Matter relates to fee title to the Real Property, except to the extent such New Matters are Monetary Obligations which Seller is obligated to remove. Each New Matters Objection Notice shall list each item of dissatisfaction or objection with respect to such New Matters (collectively, the “New Matters Objections”).

(iii) New Matters Cure Notice. Seller shall have the right, but not the obligation to elect to cure, at Seller’s sole cost and expense, one or more of the New Matters Objections by delivering written notice of such election to Buyer within two (2) Business Days of Seller’s receipt of a New Matters Objections Notice (the “New Matters Cure Notice”). The failure of Seller to timely make an election to cure or not cure the New Matters Objections shall be deemed to be an election by Seller not to cure all of the New Matters Objections. In the event Seller timely elects (or is deemed to have elected) not to cure one or more of the New Matters Objections then Buyer may, within three (3) Business Days after Buyer’s receipt of Seller’s New Matters Cure Notice, elect to either: (A) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to the New Matters which Seller has elected not to cure (which will be deemed to constitute “Permitted Title Exceptions” to the extent such New Matters relate to fee title to the Real Property), except to the extent such New Matters constitute Monetary Obligations which Seller is obligated to remove; or (B) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof, unless such New Matter is the result of a breach by Seller of one or more of the provisions of Section 5.1 hereof, in which case the provisions of Section 8.6(a) hereof shall govern.

(iv) Cure of New Matters Objections. If Seller timely elects to cure one or more of the New Matters Objections, Seller shall have until the last Business Day immediately preceding the Closing Date to cure such New Matters Objections to Buyer’s reasonable satisfaction, provided, however, if one or more of such New Matters Objections cannot reasonably be cured on or before the last Business Day immediately preceding the Closing Date, then Seller shall have the right to extend the Closing Date for ten (10) Business Days in order to effectuate such cure. In such a case, all references in this Agreement to the “Closing Date” shall mean the Closing Date, as the same may be extended pursuant to this Section 4.1(d) hereof. If Seller fails to timely cure one or more of the New Matters Objections that Seller has elected to cure, then Buyer may, at any time on or before the Closing Date, elect to either: (A) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to the New Matters Seller failed to timely cure (which will be deemed to constitute “Permitted Title Exceptions” to the extent such New Matters relate to fee title to the Real Property), except to the extent such New Matters constitute Monetary Obligations which Seller is obligated to remove; or (B) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof, unless such New Matter is the result of a breach by Seller of one or more of the provisions of Section 5.1 hereof, in which case the provisions of Section 8.6(a) hereof shall govern. Notwithstanding any provision in this Agreement to the contrary, in no event shall the term “Permitted Title Exceptions” include any Monetary Obligation that Seller is obligated to remove and Seller hereby agrees to and shall remove all such Monetary Obligations on or before the Closing.

(e) Physical Inspection. Subject to the limitations set forth in this Section 4.1(d), during the Investigation Period, Buyer shall have the right, at Buyer’s expense, to make non-invasive inspections (including tests, surveys and other studies) of the Real Property and all matters relating thereto, including, but not limited to, soils and geologic conditions, location of property lines, utility availability and use restrictions, environmental conditions, the manner or quality of the construction of the Improvements, the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Real Property, the effect of applicable planning, zoning and subdivision statutes, ordinances, regulations, restrictions and permits, the character and amount of any fees or charges that must be paid to further develop, improve and/or occupy the Real Property and all other matters relating to the Real Property. During the Investigation Period, subject to the provisions of the Leases, Buyer and its agents, contractors and subcontractors shall have the right to enter upon the Real Property, at reasonable times during ordinary business hours, to make inspections and tests as Buyer deems reasonably necessary and which may be accomplished without causing any damage to the Real Property. Buyer shall not materially interfere with any Tenant, occupant or invitee of the Real Property in making such inspections or tests, and shall return and restore the Property to its original condition prior to such inspections or tests. Buyer shall not violate the provisions of any of the Leases and shall not permit any liens or encumbrances to be placed against the Real Property in connection with Buyer’s investigation and inspection of the Real Property and/or in connection with Buyer’s activities on the Real Property. Buyer shall also provide evidence to Seller that Buyer carries liability insurance insuring Buyer’s physical inspection of the Property in an amount of at least One Million Dollars ($1,000,000). Buyer agrees to indemnify, defend and hold Seller harmless from any and all loss and expense (including, without limitation, attorney’s fees) resulting from claims and damages (including, but not limited to, injury to, or death of persons, loss or damage to property, the performance of any labor or services for Buyer, or the release, escape, discharge, emission, spillage, seepage or leakage by Buyer on or from the Property of any hazardous substance or any other violation by Buyer of any environmental law) caused by, arising out of, or incurred in connection with the exercise by Buyer of Buyer’s rights under this section; provided, however, except for any matters caused by Seller’s negligence and damage, loss or potential loss caused by the discovery of an existing condition. Any provision of this Agreement to the contrary notwithstanding, the indemnification obligation of Buyer under this section shall survive the Closing or any earlier termination of this Agreement.

(f) Investigation of Permits and Entitlements, Contracts, Leases, Intangible Property, Personal Property and Other Property. During the Investigation Period, Buyer shall have the right, at Buyer’s expense, to conduct and complete an investigation of all matters pertaining to the Permits and Entitlements, Contracts, Leases, Intangible Property, Personal Property and all other items of Property and Buyer’s acquisition thereof. In this regard, at all times prior to the Closing, Buyer shall have the right (after reasonable prior notice to Seller before Buyer may contact Tenants), to contact governmental officials and other parties and make reasonable inquiries concerning the Permits and Entitlements, Contracts, Leases, Intangible Property, Personal Property and all other items of Property, and Buyer shall have no liability whatsoever arising from its investigation. Seller agrees to reasonably cooperate with Buyer in connection with its investigation of the Permits and Entitlements, Contracts, Leases, Intangible Property, Personal Property and all other matters pertaining thereto; provided, however, that Seller shall be obligated to pay for the costs of copying and the delivery to Buyer of the Seller Deliveries and for Seller’s costs relating to Seller’s time and overhead including, but not limited to, Seller’s attorneys fees as it relates to any communications of Seller whether written, oral or otherwise to Buyer or its agents relating to Buyer’s investigation of the Property.

In the event Buyer disapproves or finds unacceptable, in Buyer’s sole and absolute discretion, any matters reviewed by Buyer during the Investigation Period, Buyer may elect to terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof.

Section 4.2 Election to Terminate. In the event Buyer desires to terminate this Agreement and the Escrow for any reason or for no reason whatsoever, Buyer may elect to terminate this Agreement and the Escrow at any time: (a) by giving Seller written notice of Buyer’s election to terminate (“Buyer’s Election to Terminate”), not later than 11:59 p.m. on the date of expiration of the Investigation Period; (b) if Buyer shall have delivered to Seller one or more Objection Notices prior to the expiration of the Investigation Period and Seller timely elects (pursuant to Seller’s Cure Election Notice) not to cure one or more of such Objection Matters, then Buyer may terminate this Agreement by giving Seller written notice of Buyer’s Election to Terminate not later than 11:59 p.m. on the date that is five (5) Calendar Days after the expiration of the Cure Election Deadline; or (c) if Buyer shall have given one or more Objection Notices prior to the expiration of the Investigation Period and Seller elects to cure such Objection Matters, if Seller fails to cure to the satisfaction of Buyer the Objection Matters within the Cure Deadline, then Buyer may terminate this Agreement by giving Seller written notice of Buyer’s Election to Terminate not later than 11:59 p.m. on or before the date that is five (5) Calendar Days after the expiration of the Cure Deadline; or (d) if Buyer shall have delivered to Seller one or more New Matters Objections Notice within the time period provided for in Section 4.1(d)(ii) of this Agreement and Seller timely elects (pursuant to Seller’s New Matters

Cure Notice) (or is deemed to have elected) not to cure one or more of such New Matters Objections, then Buyer may terminate this Agreement by giving Seller written notice of Buyer’s Election to Terminate not later than 11:59 p.m. on the date that is five (5) Calendar Days after Buyer’s receipt of Seller’s New Matters Cure Notice; or (e) if Buyer shall have given one or more New Matters Objections Notice within the time period provided for in Section 4.1(d)(ii) of this Agreement and Seller elects to cure such New Matters Objections, if Seller fails to cure to the satisfaction of Buyer the New Matters Objections within the time period provided for in Section 4.1(d)(iv) of this Agreement, then Buyer may terminate this Agreement by giving Seller written notice of Buyer’s Election to Terminate not later than 11:59 p.m. on or before the Closing Date; or (f) by failing to timely deliver to Seller Buyer’s Election Not to Terminate pursuant to Section 4.3 hereof, which failure shall be deemed to constitute Buyer’s Election to Terminate this Agreement and the Escrow pursuant to this Section 4.2.

Upon any election (including any deemed election) by Buyer to terminate this Agreement and the Escrow pursuant to this Section 4.2, this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement). Within two (2) Business Days after Buyer delivers Buyer’s Election to Terminate to Seller pursuant to this Section 4.2 (or within two (2) Business Days after Buyer is deemed to have elected to terminate this Agreement and the Escrow pursuant to this Section 4.2, as applicable), and without the need of any further authorization or consent from Seller, Escrow Agent shall cause to be paid to Buyer the Initial Deposit, together with all interest accrued thereon. Seller and Buyer shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne by Seller.

Section 4.3 Election Not to Terminate. In the event Buyer desires not to terminate this Agreement and the Escrow, Buyer shall deliver written notice to Seller of Buyer’s election not to terminate this Agreement (“Buyer’s Election Not to Terminate”): (a) on or before 11:59 p.m. on the date of expiration of the Investigation Period; or (b) if Buyer shall have delivered one or more Objection Notices to Seller prior to the expiration of the Investigation Period and Seller elects not to cure all such Objection Matters, then Buyer may elect not to terminate this Agreement by delivering to Seller Buyer’s Election Not to Terminate on or before 11:59 p.m. on the date that is five (5) Calendar Days after the expiration of the Cure Election Deadline; or (c) if Buyer shall have given one or more Objection Notices prior to the expiration of the Investigation Period and Seller elects (or is deemed to have elected) to cure one or more of such Objection Matters, if Seller fails to cure to the satisfaction of Buyer such Objection Matters within the Cure Deadline, then Buyer may elect not to terminate this Agreement by delivering to Seller Buyer’s Election Not to Terminate on or before 11:59 p.m. on the date that is five (5) Calendar Days after the expiration of the Cure Deadline. Buyer’s Election Not to Terminate pursuant to Section 4.3(c) hereof shall be subject to Seller’s obligation to cure any Objection Matters or New Matters Objections which Seller has elected to endeavor to cure, if any, pursuant to Section 4.1(c) or Section 4.1(d) hereof as applicable and shall also be subject to the timely performance and satisfaction by Seller of all of the covenants, agreements and obligations of Seller pursuant to this Agreement.

In the event Buyer fails to timely deliver to Seller Buyer’s Election Not to Terminate in accordance with the provisions of this Section 4.3, such failure shall be deemed to constitute Buyer’s Election to Terminate this Agreement in accordance with the terms and conditions of Section 4.2 hereof. In the event Buyer terminates this Agreement, Buyer shall return all Seller’s Deliveries to Seller and shall provide to Seller copies of all third party reports obtained by Buyer with respect to the Property.

ARTICLE 5

PRE-CLOSING OBLIGATIONS OF SELLER and BUYER

Section 5.1 Seller’s Pre-Closing Obligations. Seller hereby covenants and agrees as follows:

(a) Operations. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall operate and manage the Real Property substantially in accordance with its customary practices.

(b) Maintenance. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall maintain the Real Property in substantially its present condition, subject to normal wear and tear, and Seller shall not diminish the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property.

(c) Leases. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall administer and timely perform all of its obligations under the Leases, shall not commit any default under the Leases and shall use commercially reasonable efforts to cause any material default by any Tenant under the Leases to be cured prior to the expiration of the Investigation Period (but in no event later than the Closing Date). Furthermore, during the time period commencing upon five (5) days prior to the expiration of the Investigation Period and terminating on the Closing or the earlier termination of this Agreement, as applicable, Seller shall not renew, extend, amend or modify any of the Leases or enter into any new Lease (each, a “Proposed New Lease”), without the prior written consent of Buyer in each instance, which consent shall be given or withheld in Buyer’s sole discretion. In the event Seller desires to enter into a Proposed New Lease, Seller shall deliver to Buyer a copy of the Proposed New Lease for Buyer’s review in accordance with the provisions of this Section 5.1(c). Buyer shall have a period of five (5) Business Days following the receipt of such Proposed New Lease for Buyer to review and approve or disapprove of the same. Prior to the expiration of such five (5) Business Day period, Buyer shall deliver written notice to Seller advising Seller of Buyer’s approval or disapproval of such Proposed New Lease. In the event Buyer fails to timely deliver such written notice of approval or disapproval within such five (5) Business Day period, then Buyer shall be deemed to have disapproved such Proposed New Lease. All Proposed New Leases which are approved by Buyer pursuant to the provisions of this Section 5.1(c), and which are subsequently entered into and executed by Seller, shall be deemed to constitute a “New Lease” for purposes of this Agreement. All references in this Agreement to the “Leases” shall mean and include any New Leases entered into by Seller and approved by Buyer pursuant to this Section 5.1(c).

(d) Notices/Violations. During the time period commencing upon the Effective Date of this Agreement and terminating on the Closing or the earlier termination of this Agreement, Seller shall promptly deliver to Buyer any and all notices and/or other written communications delivered to or received from: (i) any Tenant; (ii) any party under any of the Contracts; and/or (iii) any governmental authority. During the time period commencing upon the Effective Date of this Agreement and terminating on the Closing or the earlier termination of this Agreement, Seller shall, to the extent Seller becomes aware of the following, deliver to Buyer prompt notice of: (i) the occurrence of any inspections of the Property by any governmental authority; (ii) any actual default by a party to any Contract; (iii) any actual default by any party to any Lease; (iv) any written notices of violations of laws, ordinances, orders, directives, regulations or requirements issued by, filed by or served by any governmental agency against or affecting Seller or any part or aspect of the Property. Buyer hereby acknowledges that Seller has informed Buyer of the J.C. Penney Litigation.

(e) Assumed Contracts. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall administer and timely perform all of its material obligations under the Contracts. Furthermore, during the time period commencing upon the date of delivery by Buyer to Seller of Buyer’s Election Not to Terminate pursuant to Section 4.3 hereof and terminating on the Closing or the earlier termination of this Agreement, as applicable, Seller shall not terminate, amend or modify any of the Assumed Contracts or enter into any new Contract, without the prior written consent of Buyer in each instance, which consent may be granted or withheld in Buyer’s sole discretion. Seller agrees that, except for the Assumed Contracts, prior to the Closing Seller shall be responsible for terminating all Contracts and other obligations (including, but not limited to, any and all management, listing and/or leasing agreements) relating to the maintenance, operation, management and leasing of the Property, and Seller shall be liable for any risks, costs and penalties related to such termination.

(f) Monetary Obligations. Seller shall pay and satisfy in full any and all Monetary Obligations on or before the Closing Date which the Title Insurer will not remove from Buyer’s title policy and that the Title Policy does not insure Buyer over.

(g) New Liens, Liabilities or Encumbrances. Seller shall not cause, grant or permit any new liens, liabilities, encumbrances or exception to title to the Property without the prior written consent of Buyer in each instance, which consent may be granted or denied in the sole and absolute discretion of Buyer.

(h) Required Estoppel Certificates. Seller shall use good faith efforts to deliver to Buyer by the Estoppel Delivery Deadline estoppel certificates from each of the Tenants (each, a “Tenant Estoppel Certificate”), which shall be effective no earlier than twenty (20) calendar days prior to the Closing Date. Seller agrees that each Tenant Estoppel Certificate shall contain substantially the same terms and be in substantially the same form and substance as the form of certificate attached hereto as Exhibit I and incorporated by reference herein; provided, however, that if (i) a form of estoppel certificate is attached to or otherwise prescribed in a particular lease document, or (ii) if the applicable Lease provides that a particular form of estoppel certificate be used, that such form shall be deemed to be acceptable to Buyer. Notwithstanding any terms and conditions of this Agreement to the contrary, if Seller has diligently used its good faith efforts to obtain each Tenant Estoppel Certificate, Seller, for any such Tenant which fails to deliver a Tenant Estoppel Certificate, shall, execute and deliver to Buyer by the Estoppel Delivery Deadline a landlord estoppel certificate (each, a “Landlord Estoppel Certificate”) in substantially the form and substance of Exhibit J attached hereto as modified to reflect the terms of the Leases and state of such Leases as of the date of the Landlord Estoppel Certificates effective as of the Estoppel Delivery Deadline; provided, that Seller shall have obtained a Tenant Estoppel Certificate from all of the Tenants of not less than the following (the “Required Tenants”): (a) Best Buy, Ulta, Staples, J.C. Penney, Dick’s Sporting Goods, Belk’s, Lane Bryant, Dress Barn and Maurice’s, provided, however, Seller shall not be obligated to provide a Tenant Estoppel Certificate to Buyer for Dress Barn and Maurice’s in the event Seller fails to send to Buyer fully executed lease agreements with Dress Barn and Maurice’s according to the terms and conditions set forth in Section 8.1(h) and Buyer elects not to terminate this Agreement as a result thereof; and (b) from all Tenants representing fifty percent (50%) of the remaining leased square footage of the Property. Buyer shall be obligated to proceed with Closing according to the terms and conditions of this Agreement only if Seller provides a Tenant Estoppel Certificate to Buyer within the time period provided for herein from the Required Tenants and a Landlord Estoppel Certificate for the Tenants leasing the balance of the remaining leased square footage of the Property. If Seller is not able to satisfy the foregoing Estoppel requirements, then Buyer may, in its sole and absolute discretion, elect to either (i) proceed with the Closing and waive the requirement for the delivery of any such Tenant Estoppel Certificate from such Tenants (but Seller shall nevertheless provide a Landlord Estoppel Certificate for all such Tenants); or (ii) on or before the Closing Date, terminate this Agreement in its entirety, then the provisions of Section 8.5(a) shall govern.

(i) Approval or Disapproval of Estoppel Certificates. Buyer shall have the right to approve or disapprove of the Estoppel Certificates which reflect the existence of any alleged “material” default by Seller or by the applicable Tenant under any particular lease; provided, however, Buyer shall not have the right to disapprove of the J.C. Penney Estoppel Certificate because of the J.C. Penney Litigation. As used in this Section 5.1(g)(i), the term “material” default shall mean a default involving a controversy or claim in excess of twenty five thousand dollars ($25,000); provided, however, Seller hereby agrees to cure and pay any default of Seller reflected in any Estoppel Certificate which is less than such material default by the Closing Date at Seller’s sole cost and expense. If Buyer disapproves of any such Estoppel Certificate, then Buyer may deliver to Seller written notice of Buyer’s disapproval (“Estoppel Objection Notice”) within five (5) Business Days following Buyer’s receipt of the last of all the Estoppel Certificates. The Estoppel Objection Notice shall describe in reasonable detail each item of dissatisfaction or objection in particular (each, an “Estoppel Objection Matter” and collectively, the “Estoppel Objection Matters”). Unless Seller receives an Estoppel Objection Notice within such five (5) Business Day period, Buyer shall be deemed to have approved all such Estoppel Certificates. If Seller receives an Estoppel Objection Notice within such five (5) Business Day period, then Seller may, but shall not be obligated to, agree to cure some or all of the Estoppel Objection Matters described in such Estoppel Objection Notice by delivering written notice (“Estoppel Cure Notice”) to Buyer of Seller’s election to cure some or all of the Estoppel Obligation Matters within two (2) Business Days following Seller’s receipt of Buyer’s

Estoppel Objection Notice. If Seller fails to deliver Seller’s Estoppel Cure Notice to Buyer within such time period, Seller shall be deemed to have elected to not cure all such Estoppel Objection Matters. If Seller timely elects to cure one or more of the Estoppel Objection Matters, then Seller shall have until the last Business Day immediately preceding the Closing Date to cure such Estoppel Objection Matters that Seller has committed to cure, and shall pay all costs associated with such cure.

(ii) Estoppel Remedies. If Seller either: (a) fails to cure an Estoppel Objection Matter that Seller has elected to cure by the Closing; or (b) elects not to (or is deemed to have elected not to) cure one or more of the Estoppel Objection Matters, then Seller shall not be in default under this Agreement and, in such a case, Buyer may exercise one of the following options: (1) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to such Estoppel Objection Matters; or (2) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof.

ARTICLE 6

SELLER’S DELIVERIES

Section 6.1 Seller’s Deliveries to Escrow Agent at Closing. On or before 5:00 p.m. on the last Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent the items described in this Article 6.

(a) Seller’s Deed. One (1) original of Seller’s Deed, duly executed and acknowledged by Seller.

(b) Bill of Sale. One (1) original of the Bill of Sale, duly executed by Seller.

(c) Certificate of Non-Foreign Status. One (1) original of the Certificate of Non-Foreign Status, duly executed and acknowledged by Seller.

(d) Assignment and Assumption of Leases and Security Deposits. Two (2) counterpart originals of the Assignment and Assumption of Leases, duly executed by Seller.

(e) Assignment and Assumption of Contracts. Two (2) counterpart originals of the Assignment and Assumption of Contracts, duly executed by Seller.

(f) Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of Assignment of Permits, Entitlements and Intangible Property, duly executed by Seller.

(g) Seller’s Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, such funds as may be required to: (a) discharge all Monetary Obligations; and (b) pay any amounts required to be paid by Seller in accordance with the provisions of Article 11 hereof, in the form of Cash.

(h) Seller’s Affidavits; Certificates and Evidence of Authority. (a) Any and all affidavits, indemnities and any other written documentation required by the Title Insurer as a condition to the issuance of the TLTA Standard Coverage Policy; and (b) to the extent required by the Title Insurer, evidence that Seller and those acting for Seller have full authority to consummate the transaction contemplated by this Agreement.

(i) Seller’s Closing Statement. Seller’s Closing Statement, duly executed by Seller.

(j) Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby provided that such additional documents, instructions or other items shall not cause any additional liability, cost or obligation to Seller except as otherwise provided for in this Agreement.

(k) Leases, Assumed Contracts, Permits and Entitlements and Intangible Property. Originals, or if the originals are not available, copies of all of the Leases, Assumed Contracts, Permits and Entitlements and Intangible Property in Seller’s possession or control.

(l) Tenant Notification Letters. A letter to each of the Tenants under the Leases, in form and substance reasonably satisfactory to Seller and Buyer, advising such Tenants of the sale of the Property to Buyer and directing the Tenants to tender all future payments under the Leases to Buyer.

(m) Rent Roll. An updated, current rent roll relating to the Real Property, certified by Seller to the best of Seller’s Knowledge and Belief as being true, correct and complete as of the Closing Date.

(n) Books and Records. The originals, or if the originals are not available, copies of all of the Books and Records in Seller’s possession or control, to the extent not previously delivered by Seller to Buyer.

(o) Keys. All keys and security cards, if any, relating to the Real Property, and such additional documents, instructions or other items as may be necessary to operate any security systems on the Real Property.

(p) NNN Indemnity. One (1) original of the NNN Indemnity, duly executed by NNN.

(q) Woodmont Indemnity. One (1) original of the Woodmont Indemnity, duly executed by Woodmont.

ARTICLE 7

BUYER’S DELIVERIES

On or before 5:00 p.m. on the last Business Day prior to the Closing Date, Buyer shall deliver to Escrow Agent the items described in this Article 7.

Section 7.1 Closing Deposit. The Closing Deposit for the Property pursuant to Section 2.2(b) hereof. Notwithstanding the foregoing to the contrary, Buyer shall deliver the Closing Deposit to Escrow Agent by not later than 1:00 pm on the Closing Date.

Section 7.2 Assignment and Assumption of Leases and Security Deposits. Two (2) counterpart originals of the Assignment and Assumption of Leases and Security Deposits, duly executed by Buyer.

Section 7.3 Assignment and Assumption of Contracts. Two (2) counterpart originals of the Assignment and Assumption of Contracts, duly executed by Buyer.

Section 7.4 Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of the Assignment of Permits, Entitlements and Intangible Property, duly executed by Buyer.

Section 7.5 Buyer’s Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, funds sufficient to pay all amounts required to be paid by Buyer in accordance with the provisions of Article 11 hereof, in the form of Cash.

Section 7.6 Evidence of Authority. To the extent required by the Title Insurer, Escrow Agent and/or Seller, as applicable, evidence that Buyer and those acting for Buyer have full authority to consummate the transaction contemplated by this Agreement, as modified through the Closing including, without limitation, certified copies of the corporate or other resolutions authorizing the transactions contemplated by this Agreement.

Section 7.7 Buyer’s Closing Statement. Buyer’s Closing Statement, duly executed by Buyer.

Section 7.8 Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby provided that such additional documents, instructions or other items shall not cause any additional liability, cost or obligation to Buyer except as otherwise provided for in this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING; CLOSING;

AND TERMINATION UPON DEFAULT

Section 8.1 Conditions to Obligations of Buyer. The Closing of the transaction contemplated pursuant to this Agreement and Buyer’s obligation to purchase the Property are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below. Seller hereby acknowledges and agrees that each of the conditions set forth in this Section 8.1 are for the benefit of Buyer and may only be waived by Buyer in its sole but reasonable discretion.

(a) Delivery of Items. Seller shall have timely delivered to Escrow Agent all of the items to be delivered by Seller pursuant to Section 6.1 hereof.

(b) Performance of Obligations. Seller shall have timely performed and satisfied in all respects all of the obligations under this Agreement to be performed by Seller prior to the Closing.

(c) Title Commitment. Title Insurer is irrevocably committed to issue a Texas Land Title Association Owner’s Policy of Title Insurance with Standard Coverage (TLTA Form 2006), or its state equivalent, together with such endorsements which are available as may be requested by Buyer, with liability in the amount of the Purchase Price, insuring that fee title to the Real Property is vested in Buyer, subject only to: (i) the Permitted Title Exceptions (“TLTA Standard Coverage Policy” or the “Title Policy”).

(d) Representations and Warranties. All of Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects on the Closing Date as though made at the time of Closing.

(e) Litigation. No suit, action, claim or other proceeding shall have been instituted or threatened against Seller which results, or reasonably might be expected to result, in the transactions contemplated by this Agreement being enjoined or declared unlawful.

(f) No Material Change. There shall have been no material change in the physical condition of the Property which results in a diminution of the value of the Property by more than Two Hundred Fifty Thousand Dollars ($250,000) since the Effective Date.

(g) No Bankruptcy. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by Seller or pending against Seller or filed by or pending against the following Tenants: Best Buy, Ulta, Staples, J.C. Penney, Dick’s Sporting Goods, Belk’s, Dress Barn, Maurice’s, and Lane Bryant.

(h) Completion of Construction. Seller shall have completed (without any defect or deficiency): (i) the construction and development of the Improvements in accordance with: (A) the plans and specifications for the Shopping Center previously delivered to Buyer as part of Seller’s Deliveries; (B) the terms and conditions of the Leases (excluding Dress Barn, Maurice’s and Amish Furniture); and (C) the requirements of all applicable governmental authorities, as evidenced by a certificate of completion from the project architect for the Shopping Center; and (D) any Seller obligations for Tenant Inducement Costs, leasing commission and all valid punch list items delivered by Tenants to the Seller with respect to Tenants leased premises pursuant to the Leases; provided however, with respect to the Improvements relating to the space occupied by Dress Barn, Maurice’s, and Amish Furniture, Buyer shall complete and pay for all costs to complete the same aforementioned matters contained in this Section 8.1(h). Notwithstanding any of the terms and conditions to the contrary contained in this Agreement, in the event Seller fails to send to Buyer within Five (5) Business days prior to the Closing Date fully executed lease agreements with Dress Barn and Maurice’s leasing space at the Property on terms and conditions approved by Buyer in writing on or prior to the expiration of the Investigation Period, then Buyer shall have the right to terminate this Agreement by providing Seller written notice of such termination at any time on or prior to one (1) day prior to the Closing Date. In the event Buyer does not provide Seller written notice of such termination within said time period, then Buyer will be deemed to have waived this condition and such right to terminate this Agreement as set forth in this Section 8.1(h) and shall proceed to close on the Property subject to the remaining terms and conditions of this Agreement.

Buyer may waive any of the conditions set forth in this Section 8.1 by delivery of written notice to Seller on or before the Closing. Without limiting the foregoing, Escrow Agent shall assume that each of the conditions set forth in Section 8.1(b) shall have been satisfied as of the Closing Date, unless Buyer shall have given written notice to the contrary to Escrow Agent on or before the Closing Date.

Section 8.2 Conditions to Obligations of Seller. The Closing of the transactions contemplated pursuant to this Agreement and the obligation of Seller to sell, convey, assign, transfer and deliver the Property to Buyer are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below. Buyer hereby acknowledges and agrees that each of the conditions set forth in this Section 8.2 are for the benefit of Seller and may only be waived by Seller in its sole but reasonable discretion.

(a) Delivery of Items. Buyer shall have timely delivered to Escrow Agent all of the items to be delivered by Buyer pursuant to Article 7 hereof.

(b) Performance of Obligations. Buyer shall have performed all of the obligations of Buyer under this Agreement to be performed by Buyer prior to the Closing.

Seller may waive any of the conditions precedent set forth in this Section 8.2 by delivery of written notice thereof to Buyer. Escrow Agent shall assume that each of the conditions set forth in this Section 8.2(b) shall have been satisfied as of the Closing Date, unless Seller shall have given written notice to the contrary to Escrow Agent on or before the Closing Date.

Section 8.3 Casualty; Condemnation Proceeding.

(a) Material Loss and Material Condemnation Proceeding. In the event that, prior to the Closing, the Real Property shall suffer a Material Loss or Seller shall receive notice of the commencement or the threat of commencement of any eminent domain or condemnation proceeding which involves any portion of the Real Property valued at more than Five Hundred Thousand Dollars ($500,000) (“Material Condemnation Proceeding”), Seller shall immediately notify Buyer of such Material Loss or Material Condemnation Proceeding and, in such a case: (i) Buyer shall have the right to terminate this Agreement and the Escrow pursuant to the terms of Section 8.5(a) hereof; or (ii) accept the Property in its then existing condition and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to the terms and conditions described in this Section 8.3. In the event of a Material Loss, if Buyer exercises its right to purchase and acquire the Property in its present condition, then, subject to the terms of the Leases and the rights of any of the Tenants, Seller shall pay and assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to Seller, if any. In the event of a Material Condemnation Proceeding, if Buyer exercises its right to purchase and acquire the Property in its present condition, then, subject to the terms of the Leases and the rights of any of the Tenants, Seller shall pay or assign to Buyer on the Closing any amount of compensation, awards or other payments or relief previously paid or payable to Seller resulting from such Material Condemnation Proceeding. Buyer’s termination right or Buyer’s acceptance right shall be exercised by written notice to Seller within ten (10) Calendar Days (but in no event later than five (5) Days prior to the Closing Date) after Buyer receives written notice from Seller of the occurrence of the Material Loss or Material Condemnation Proceeding.

(b) Non-Material Loss and Non-Material Condemnation Proceeding. In the event that, prior to the Closing, the Real Property shall suffer a Non-Material Loss or an eminent domain or condemnation proceeding which involves any portion of the Real Property valued at Five Hundred Thousand Dollars ($500,000) or less (“Non-Material Condemnation Proceeding”), Seller shall promptly, after Seller becoming aware of such Non-Material Loss or Non-Material Condemnation Proceeding, notify Buyer of such Non-Material Loss or Non-Material Condemnation Proceeding and, in such a case, Buyer shall be obligated to purchase the Property (in its then existing condition) in accordance with the terms and conditions of this Agreement, subject to the terms and conditions of this Section 8.3(b). In the event of a Non-Material Loss, subject to the terms of the Leases and the rights of any of the Tenants, Seller shall pay and assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to Seller, and Buyer shall also be entitled to a credit against the Purchase Price in an amount equal to any insurance deductible, as well as an amount equal to the estimated costs, fees and expenses to repair and/or replace the uninsured portion of the Non-Material Loss. In the event such Non-Material Loss is not covered by insurance, then Buyer shall be entitled to an offset against the Purchase Price in an amount equivalent to the monetary value of such Non-Material Loss. In the event of a Non- Material Condemnation Proceeding, then, subject to the terms of the Leases and the rights of any of the Tenants, Seller shall pay or assign to Buyer on the Closing any amount of compensation, awards or other payments or relief previously paid or payable to Seller resulting from such Non-Material Condemnation Proceeding.

Section 8.4 Closing. In the event all of the conditions set forth in this Agreement are timely satisfied (or waived in writing by Buyer or Seller, as applicable), Seller and Buyer shall take such action as may be required to cause the purchase and sale of the Property to be consummated in accordance with this Agreement on or before the later to occur of the following events: (a) thirty (30) Calendar Days after the expiration of the Investigation Period; or (b) ten (10) Calendar Days after all of the conditions precedent to Closing have been satisfied and Seller delivers to Buyer written notice that all of the conditions precedent set forth in Section 8.1 hereof have been satisfied by Seller (“Closing Date”). The closing of the transaction contemplated by this Agreement (“Closing”) shall take place at the offices of Escrow Agent or at such other location as may be mutually agreed upon by Seller and Buyer.

Section 8.5 Failure of Conditions to Closing; No Default by Seller or Buyer.

(a) Failure of Buyer’s Closing Conditions. In the event one or more of Buyer’s conditions to the Closing set forth in Section 8.1 hereof are not satisfied by Seller or otherwise waived by Buyer on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Buyer shall have the right to terminate this Agreement and the Escrow by giving written notice of such termination to Seller. Upon any election by Buyer to terminate this Agreement and the Escrow pursuant to this Section 8.5(a), the provisions of Section 8.5(c) hereof shall govern.

(b) Failure of Seller’s Closing Conditions. In the event one or more of Seller’s conditions to the Closing set forth in Section 8.2 hereof are not satisfied by Buyer or otherwise waived by Seller on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Seller shall have the right to terminate this Agreement and the Escrow by giving written notice of termination to Buyer. Upon any election by Seller to terminate this Agreement and the Escrow pursuant to this Section 8.5(b), the provisions of Section 8.5(c) shall govern.

(c) Termination Provisions. In the event either party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.5, then: (i) this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement); (ii) Escrow Agent shall immediately cause the Deposit to be paid to Buyer without the need of any further written authorization or consent from Seller; (iii) Seller and Buyer shall execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent; and (iv) Buyer shall provide to Seller the items required by Section 4.3 according to the terms and conditions thereof. Any Escrow cancellation and title cancellation charges shall be borne equally by Seller and Buyer.

Section 8.6 Failure of Conditions to Closing; Default by Seller or Buyer. In the event either Seller or Buyer defaults in the performance of any of their respective obligations to be performed prior to the Closing, other than in the case of Buyer’s termination pursuant to Sections 4.2 or 8.5(a) hereof, and other than in the case of Seller’s termination pursuant to Section 8.5(b) hereof, then the non-breaching party may elect the applicable remedies set forth in this Section 8.6, which remedies shall constitute the sole and exclusive remedies of the non-breaching party with respect to a default by the other party under this Agreement.

(a) Remedies of Buyer. In the event Buyer is the non-breaching party, as its sole and exclusive remedy, Buyer may elect to: (i) terminate this Agreement and the Escrow by giving Seller written notice describing Seller’s default and setting forth Buyer’s election to immediately terminate this Agreement and the Escrow and providing to Seller the items required by Section 4.3 according to the terms and condition thereof; or (ii) pursue the equitable remedy of specific performance of this Agreement. In the event Buyer elects to terminate this Agreement and the Escrow pursuant to this Section 8.6(a)(i) hereof, then Escrow Agent shall immediately cause the Deposit to be paid to Buyer without the need of any further authorization or consent from Seller pursuant to the provisions of Section 8.6(d) hereof.

(b) Remedies of Seller. In the event Seller is the non-breaching party, as Seller’s sole and exclusive remedy, Seller may elect to terminate this Agreement and the Escrow by giving Buyer written notice describing Buyer’s default and setting forth Seller’s election to immediately terminate this Agreement and the Escrow; provided, however nothing contained herein shall limit Seller’s remedies or Buyer’s liability with respect to Buyer’s obligations under Section 4.1(d) of this Agreement, In the event Seller elects to terminate this Agreement and the Escrow pursuant to this Section 8.6(b), the sole and exclusive remedy of Seller shall be to receive the amount specified as liquidated damages pursuant to Section 8.6(c) hereof.

(c) SELLER’S LIQUIDATED DAMAGES. IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT BY REASON OF THE DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO BUYER. IN SUCH A CASE (OTHER THAN AS A RESULT OF BUYER’S ELECTION TO TERMINATE PURSUANT TO SECTIONS 4.2, 8.5(a) OR 8.6(a) HEREOF, AND OTHER THAN IN THE CASE OF SELLER’S TERMINATION PURSUANT TO SECTION 8.5(b) HEREOF), SELLER AND BUYER AGREE THAT IT WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE THE AMOUNT OF DAMAGES OF SELLER AS A RESULT OF ANY SUCH BREACH BY BUYER, AND, ACCORDINGLY, AS SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY (OTHER THAN AN ACTION TO ENFORCE THE PROVISIONS OF THIS AGREEMENT), SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES IN THE EVENT OF A DEFAULT BY BUYER, AND THE PAYMENT OF SUCH LIQUIDATED DAMAGES TO SELLER SHALL CONSTITUTE THE EXCLUSIVE REMEDY OF SELLER ON ACCOUNT OF THE DEFAULT BY BUYER; PROVIDED, HOWEVER, NOTHING CONTAINED HEREIN SHALL LIMIT SELLER’S REMEDIES OR BUYER’S LIABILITY WITH RESPECT TO BUYER’S OBLIGATIONS UNDER SECTION 4.1(d) OF THIS AGREEMENT.

/s/ SC	/s/ MB
SELLER’S INITIALS	BUYER’S INITIALS

(d) Termination Provisions. In the event either Party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.6, then: (i) this Agreement will automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement) without any further acts of either Seller or Buyer; (ii) Seller and Buyer agree to execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent, (iii) Escrow Agent shall immediately cause the Deposit to be distributed and paid in accordance with the provisions of this Agreement, and (iv) Buyer shall provide to Seller the items required by Section 4.3 according to the terms and condition thereof. The breaching party hereunder shall pay any and all escrow and title cancellation costs incurred in connection herewith.

(e) Survival. The provisions of this Article 8 shall survive the Closing or any termination of this Agreement.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF SELLER

In addition to the representations, warranties and covenants of Seller contained elsewhere in this Agreement, Seller hereby makes the following representations and warranties, each of which is material and being relied upon by Buyer and shall be true as of the date hereof and as of the Closing in all material respects:

Section 9.1 Organization, Power and Authority. Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas. Seller has all requisite power and authority to own the Property, to execute and deliver this Agreement and the Transaction Documents to which Seller is a party, and to perform its obligations hereunder and thereunder and effect the transactions contemplated hereby and thereby. All requisite partnership or other action has been taken to authorize and approve the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party.

Section 9.2 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of the organizational documents of Seller; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Seller is a party or by or to which Seller or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Seller or the Property are or may be bound or subject.

Section 9.3 Non-Foreign Status. Seller is not a “foreign person” as such term is defined in Section 1445 of the Code.

Section 9.4 Litigation and Condemnation. Except as disclosed in Seller’s Deliveries and except for the J.C. Penney Litigation, to the best of Seller’s Knowledge and Belief, there are no: (a) pending or threatened claims, actions, suits, arbitrations, proceedings (including Material Condemnation Proceeding and Non-Material Condemnation Proceeding) or investigations by or before any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by this Agreement; and (b) orders, judgments or decrees of any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by this Agreement.

Section 9.5 Liabilities. Upon the Closing, neither Buyer nor the Property will be subject to any liabilities or obligations, whether secured, unsecured, accrued, absolute, contingent or otherwise, that relate to Seller’s ownership of the Property prior to the Closing, other than the J.C. Penney Litigation, the Leases, the Permitted Title Exceptions, and the Assumed Contracts.

Section 9.6 Fees. Except as disclosed in Seller’s Deliveries, to the best of Seller’s Knowledge and Belief, there are no impact, mitigation or similar fees owing or payable in connection with the construction, development, installation and/or operation of the Real Property.

Section 9.7 Mechanic’s Liens. To the best of Seller’s Knowledge and Belief, there are no fees, dues or other charges which are due, owing or unpaid in connection with the construction of or any repairs to the Real Property. There are no pending or threatened claims which may or could ripen with the passage of time into a mechanic’s lien upon the Real Property as the result of any contract, agreement or work performed on the Real Property.

Section 9.8 Contracts and Assumed Contracts. All of the Contracts are terminable without penalty upon not more than thirty (30) Calendar Days’ notice. There are no Contracts with any person or entity relating to the Property which must be assumed by Buyer (or which will be deemed assumed by the Buyer upon the Buyer becoming the owner of the Property), other than the Assumed Contracts. To the best of Seller’s Knowledge and Belief, the Assumed Contracts, if any, are in full force and effect and constitute valid and enforceable agreements of Seller, free and clear of all liens, charges, encumbrances and adverse claims, and no event has occurred which with the giving of notice or the passage of time or both would result in a default thereunder.

Section 9.9 Construction and Condition of Improvements. To the best of Seller’s Knowledge and Belief, all of the Improvements have been constructed and installed in accordance with applicable codes, laws, ordinances, rules, regulations, permits and approvals and have been completed in a professional and workmanlike manner and are in good operating condition and repair. To the best of Seller’s Knowledge and Belief, there are no latent defects in any of the Improvements.

Section 9.10 Compliance with Laws. To the best of Seller’s Knowledge and Belief, Seller has complied, and is currently in compliance with, all federal, state and local laws, regulations and ordinances applicable to the Improvements and to Seller, including, without limitation, all laws, regulations and ordinances relating to zoning, planning, land use and building restrictions, construction, Environmental Laws, subdivision, fire, health and safety, disability and alcoholic beverage sales.

Section 9.11 Environmental Matters. To the best of Seller’s Knowledge and Belief based soley on the reports listed on Schedule “2.0” attached hereto and except as may otherwise be disclosed in the reports listed on Schedule “2.0” attached hereto and incorporated herein by reference: (i) the Real Property is free from Hazardous Materials.

Section 9.12 Permits and Entitlements. To the best of Seller’s Knowledge and Belief, Seller has obtained all governmental permits, licenses, approvals and authorizations (including, but not limited to, the Permits and Entitlements) required for Seller’s ownership, operation, maintenance and management of the Property, and to the best of Seller’s Knowledge and Belief all such permits, licenses, approvals and authorizations (including, but not limited to, the Permits and Entitlements) are in full force and effect and, to the extent the same are material, are transferable to Buyer.

Section 9.13 Prohibited Persons and Transactions. Neither Seller, nor any of its affiliates, nor any of their respective members, and none of their respective officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those name on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property

and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not knowingly, and prior to Closing or the earlier termination of this Agreement will not knowingly, engage in any dealings or transactions with or be otherwise associated with such persons or entities.

Section 9.14 Integrity of Documents. Seller has furnished to Buyer all items constituting Seller’s Deliveries and to the best of Seller’s Knowledge and Belief all of the information contained in Seller’s Deliveries is true, correct and complete in all material respects. The information contained in the attached Exhibits and Schedules is true, correct and in all material respects. The representations and warranties of Seller contained in this Agreement are true and correct in all material respects and contain no material misrepresentations or omissions of material facts.

Section 9.15 Option to Purchase/Right of First Refusal. Seller has not previously granted any option to purchase the Property or any right of first refusal with respect to the Property and, to the best of Seller's Knowledge and Belief, no such options to purchase or rights of first refusal with respect to the Property are in existence.

Section 9.16 Survival. The representations and warranties of Seller set forth in Section 9.1, 9.2, 9.3 and 9.13 of this Agreement, as well as the right and ability of Buyer to enforce the same and/or to seek damages for its breach, shall survive the Closing indefinitely and the remaining representations and warranties of Seller in this Agreement as well as the right and ability of Buyer to enforce the same and/or to seek damages for its breach, shall survive the Closing for a period of twelve (12) months; provided, however, Buyer shall not be entitled to make any claim against Seller for the breach of any representation or warranty unless such claim is for damages to Buyer in excess of twenty five thousand dollars ($25,000) in the aggregate of any and all claims made by Buyer against Seller.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties, each of which representation and warranty is: (a) material and being relied upon by Seller; and (b) true, complete and not misleading in all material respects as of the date hereof and as of the Closing.

Section 10.1 Organization, Power and Authority. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party, and to perform its obligations hereunder and thereunder and to effect the transactions contemplated hereby and thereby. All requisite partnership or other action has been taken to authorize and approve the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party.

Section 10.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of Buyer’s organization documents; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Buyer is a party or by or to which Buyer or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Buyer is or may be bound or subject.

Section 10.3 Neither Buyer, nor any of its affiliates, nor any of their respective members, and none of their respective officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those name on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not knowingly, and prior to Closing or the earlier termination of this Agreement will not knowingly, engage in any dealings or transactions with or be otherwise associated with such persons or entities.

Section 10.4 Survival. The representations and warranties of Buyer set forth in this Agreement, as well as the right and the ability of Seller to enforce them and/or seek damages for their breach, shall survive the Closing.

ARTICLE 11

COSTS, EXPENSES AND PRORATIONS

Section 11.1 Costs and Expenses.

(a) Seller. Seller shall pay: (i) all recording costs, documentary transfer taxes, deed stamps and similar costs, fees and expenses payable in connection with the recordation of Seller’s Deed; (ii) all of the premium for the TLTA Standard Coverage Policy; (iii) fifty percent (50%) of the Escrow Agent’s fees and costs for the Escrow; (iv) Seller’s share of prorations; and (vi) Seller’s attorneys’ fees.

(b) Buyer. Buyer shall pay: (i) the cost of any endorsements to the TLTA Standard Coverage Policy requested by Buyer, if any; (ii) the cost of any mortgagee title policy, if obtained by Buyer, (iii) all of the costs of the Updated Survey in the event Seller elects to update the Survey; (iv) all of the costs of the Phase I Environmental Report in the event Seller elects to obtain the Phase I Environmental Report; (v) fifty percent (50%) of the Escrow Agent’s fees and costs for the Escrow; (vii) Buyer’s share of prorations; and (vii) Buyer’s attorneys’ fees.

Section 11.2 Prorations, Costs and Expenses.

(a) Prorations and Adjustments. The following adjustments and prorations shall be made as of 12:01 a.m. on the Closing Date (“Proration Date”), as though Buyer held title to the Property throughout the entire day in which the Closing occurs. Such adjustments and prorations shall be made on the basis of: (i) a 365-day year with respect to Taxes as provided in Section 11.2(a)(iii) hereof; and/or (ii) the number of days in the calendar month in which the

Closing Date occurs with respect to Revenues and Operating Expenses as provided in Sections 11.2(a)(i) and (ii), respectively, hereof, subject to the following provisions:

(i) Revenues. All rentals, receipts and other revenues (including, but not limited to, reimbursements for Operating Expenses, Taxes, common area maintenance, real and personal property taxes, insurance and other operating expense reimbursements, if applicable, but excluding percentage rent, if applicable) (collectively, the “Revenues”), received by Seller as of the Closing, but which are properly allocable to the period after the Proration Date, shall be credited to Buyer at the Closing. To the extent there are any Revenues owing to Seller as of the Closing which relate to periods of time prior to the Proration Date, but which have not actually been collected by Seller as of the Closing (“Delinquent Revenues”), Buyer shall not be obligated to pay to Seller (or give Seller a credit for), the amount of such Delinquent Revenues on the Closing. All Revenues which are received by Seller or Buyer subsequent to the Closing Date which are specifically identified by the paying Tenant as rents which are allocable to the period prior to the Proration Date shall be paid to the Seller with all other rents applied: first, to amounts due to Buyer; and second, to Delinquent Revenues due to Seller. Seller and Buyer hereby agree to promptly remit to the other the amount of any Revenues received and owing to each other pursuant to the provisions of this Section 11.2(a)(i). Notwithstanding any provision in this Section 11.2 to the contrary, Seller retains its rights to recover Delinquent Revenues, including, without limitation, the right to collect (without eviction) the same from the Tenants and/or third parties responsible for payment of such Delinquent Revenues.

(ii) Operating Expenses. Seller shall receive a credit for any ad valorem taxes, assessments, maintenance costs or other costs and expenses advanced by Seller in 2010 (collectively the “Advances”) which (i) are attributable to the Proration Date and the period subsequent thereto, or (ii) are reimbursable to Landlord by Tenants pursuant to the Leases, but have not been received by Seller as of the Proration Date. Buyer shall receive a credit for all costs, fees and expenses relating to the operation, management and repair of the Property, excluding Leasing Commissions and Tenant Inducement Costs, but including, but not limited to, common area maintenance, ad valorem real and personal property taxes, assessments insurance and other operating expense reimbursements pursuant to the Leases (collectively, the “Operating Expenses”) paid to Seller in 2010 from each Tenant. Buyer shall be responsible for reconciliation of 2010 Operating Expenses with each Tenant and there shall be no reconciliation or proration of Operating Expenses between Buyer and Seller or between Seller and the Tenants. Seller agrees to remit to Buyer, within thirty (30) days of receipt of same, all reimbursements received from Tenants after the Proration Date for all such Advances that are credited to Seller at Closing.

(iii) Real and Personal Property Taxes. (A) All ad valorem general and special real and personal property taxes and assessments to the extent not included in Operating Expenses (collectively, the “Taxes”), based on the regular tax bill for the current fiscal year (or, if such tax bill has not been issued as of the date of the Closing, the regular tax bill for the fiscal year preceding the current fiscal year) shall be prorated between Seller and Buyer at the Closing as of the Proration Date. Without limiting the foregoing, any and all accrued and unpaid supplemental or special real property taxes or assessments that relate to any time period prior to the Proration Date shall be the responsibility of Seller and, if not paid prior to or at Closing, shall be credited to the Buyer at Closing, and any and all supplemental or special real property taxes or assessments that relate to any time period on or after the Proration Date shall be the responsibility of Buyer and if paid by Seller prior to or at Closing, shall be credited to Seller at Closing. Without limiting the foregoing, in the event any supplemental or special real property taxes or assessments are levied prior to Closing, but are due and payable in one or more installments subsequent to the Closing, such supplemental or special real property taxes or assessments shall be allocated on a pro rata basis over the applicable payment period in question and prorated between Seller and Buyer as of the Proration Date. Notwithstanding the foregoing to the contrary, Taxes payable by Tenants whose Leases allow such Tenants to pay Taxes on an annual basis shall not be subject to prorations of Taxes as Seller has not received any Taxes for 2010 from such Tenants.

(iv) Optional: Percentage Rent. Any percentage rent payable under each Lease for the year in which the Closing occurs shall be prorated between Seller and Buyer as of the Proration Date. Seller and Buyer acknowledge that sufficient information to enable Seller and Buyer to prorate percentage rent will not be available as of the Closing. Accordingly, the proration contemplated in this Section 11.2(a)(iv) shall be conducted subsequent to the Closing pursuant to Section 11.2(d) hereof.

(v) Assumed Contracts. All Operating Expenses accruing under, arising out of or relating to any of the Assumed Contracts shall be prorated between Seller and Buyer at the Closing as of the Proration Date.

(b) Security Deposits; Leasing Commissions and Tenant Inducement Costs. All unpaid Leasing Commissions, unpaid Tenant Inducements Costs and Security Deposits under the Leases shall be credited to Buyer at the Closing except for any such costs or security deposits set forth in this Section 11.2(c) relating to the Leases with Dress Barn, Maurice’s and Amish Furniture.

(c) Final Accounting. Seller and Buyer acknowledge and agree that, on the Closing Date, Seller and Buyer may not have sufficient information to conduct and complete a final proration of all items subject to proration pursuant to this Section 11.2. Accordingly, Seller and Buyer agree that, as soon as is reasonably practicable after the Closing Date, Seller and Buyer shall make a final accounting of all items relating to the Property to be prorated between Seller and Buyer pursuant to this Section 11.2. In conjunction with the performance of such final accounting, following a request from Seller, Buyer shall provide Seller with copies of all monthly and other statements sent to the Tenants itemizing amounts owing under the Leases by the Tenants (together with copies of invoices, statements and other supporting documentation evidencing such expenditures. In the event it is determined, pursuant to such final accounting, that any amounts are due and owing by Seller to Buyer, then Seller shall cause such amounts to be paid to Buyer within ten (10) Calendar Days after such final accounting is completed. In the event it is determined, pursuant to such final accounting, that any amounts are due and owing by Buyer to Seller, then Buyer shall cause such amounts to be paid to Seller within ten (10) Calendar Days after such final accounting is completed. All unpaid amounts shall accrue interest at the rate of twelve percent (12%) per annum from the day such amounts are due until the day such amounts are paid in full.

ARTICLE 12

ACTIONS TO BE TAKEN AT THE CLOSING

Section 12.1 Actions by Escrow Agent. In connection with the Closing, Escrow Agent shall take the following actions:

(a) Recording. Escrow Agent shall cause the following documents to be recorded in the Official Records of Rockwall County, State of Texas, in the order set forth below, and obtain a conformed copy thereof for distribution to Seller and Buyer:

(i) Seller’s Deed (with documentary transfer tax information to be affixed after recording.

(b) Title Policy. Escrow Agent shall direct Title Insurer to issue the Title Policy to Buyer.

(c) Distribution of Funds. Escrow Agent shall disburse all funds deposited with Escrow Agent by Buyer in payment of the Purchase Price as follows:

(i) Deduct, pay and satisfy all items chargeable to the account of Seller pursuant to Section 11.1 hereof.

(ii) Deduct, pay and satisfy all Monetary Obligations against the Real Property.

(iii) If, as a result of the prorations and credits pursuant to Article 11 hereof, amounts are to be charged to the account of Seller, deduct the net amount of such charges.

(iv) Disburse the remaining balance of the Purchase Price to Seller promptly upon the Closing.

All disbursements by Escrow Agent shall be by wire transfer to the designated account of the receiving party or shall be by certified or cashier’s check of Escrow Agent, as may be directed by the receiving party.

(d) Distribution of Documents to Seller. Disburse to Seller: (i) counterpart originals of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents, including, without limitation, Seller’s Deed; and (iii) any other documents deposited into Escrow by Seller.

(e) Distribution of Documents to Buyer. Disburse to Buyer: (i) counterpart originals of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents; and (iii) any other documents deposited into Escrow by Buyer.

ARTICLE 13

BROKERS

Seller and Buyer hereby represent and warrant to each other that the warranting party has not entered into nor will such warranting party enter into any agreement, arrangement or understanding with any other person or entity which will result in the obligation of the other party to pay any finder’s fee, commission or similar payment in connection with the transactions contemplated by this Agreement. Seller and Buyer hereby agree to and shall indemnify, defend and hold harmless the other from and against any and all claims, costs, damages and/or liabilities arising from the breach of the foregoing representation by either Seller or Buyer, as the case may be. Seller and Buyer expressly acknowledge that Buyer has been advised that certain shareholders, directors, partners, members an/or officers of Seller are licensed real estate brokers. The obligations contained in this Article 13 shall survive Closing.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Assignment. No assignment of this Agreement or Buyer’s rights or obligations hereunder shall be made by Buyer without first having obtained Seller’s written approval of any such assignment, which approval may be granted or withheld in the sole and absolute discretion of Seller. Notwithstanding the foregoing, Buyer may assign this Agreement to Excel Trust, Inc. a Maryland corporation. No such assignment shall result in Buyer being released or discharged from any liabilities and obligations under this Agreement.

Section 14.2 Notices. Any tender, delivery, notice, demand or other communication (“Notice”) required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, overnight mailed, delivered or sent by telefacsimile machine capable of confirming transmission and receipt, and shall be deemed delivered, given and received upon the earlier of: (a) if personally served, the date of delivery to the person to receive such notice; (b) if given by telefacsimile, when sent, provided the telefacsimile machine confirms transmission and receipt; and (c) if sent by registered or certified mail, four (4) Business Days after the date of posting by the United States Postal Service; or (d) if sent by Federal Express or other comparable overnight delivery service, when sent, as documented by the service’s delivery records, all in accordance with the following:

(i) Seller’s Address. If to Seller, at the following address:

CNLRS Rockwall, L.P.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Attention: Christopher P. Tessitore, Esq.

Telephone: (407) 650-1115

Facsimile: (321) 206-2138

With a copy to:

CNLRS Rockwall, L.P.

c/o The Woodmont Company

2100 West 7th Street

Fort Worth, Texas 76107

Attn: Stephen Coslik

Telephone: (817) 377-7710

Facsimile: (817) 377-7714

(ii) Buyer’s Address. If to Buyer, at the following address:

Excel Trust, L.P.

801 North 500 West, Suite 201

West Bountiful, Utah 84010

Attention: Mark T. Burton

Telephone (801) 294-2400

Facsimile (801) 294-7479

Section 14.3 Entire Agreement. This Agreement, including the Exhibits and Schedules referred to herein, constitutes the entire contract between the Parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous representations, arrangements, agreements and understandings by and among the Parties with respect to the subject matter covered by this Agreement including, without limitation, all prior letters of intent executed between Buyer and Seller, and any such representations, arrangements, agreements and understandings are hereby canceled and terminated in all respects. This Agreement may not be amended, changed or modified except by a writing duly executed by both of the Parties hereto.

Section 14.4 Severability. If any provision of this Agreement, or any portion of any such provision, is held to be unenforceable or invalid, the remaining provisions and portions shall nevertheless be carried into effect.

Section 14.5 Remedies. All rights and remedies of the Parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other legal or equitable rights or remedies which the Parties may have, except as otherwise expressly limited herein. Subject to the limitations or remedies imposed elsewhere in this Agreement, the Parties shall not be deemed to waive any of their rights or remedies thereunder, unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

Section 14.6 Headings. The headings contained in this Agreement are for convenience only and are not a part of this Agreement, and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement, or any of the provisions of this Agreement.

Section 14.7 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.

Section 14.8 Attorneys’ Fees. In the event any litigation is instituted between the Parties arising out of or relating to this Agreement, the Party in whose favor judgment shall be entered shall be entitled to have and recover from the non-prevailing Party all costs and expenses (including attorneys’ fees and court costs) incurred in such action and any appeal therefrom.

Section 14.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and interpreted in accordance with the laws (other than that body of law relating to conflicts of law) of the State of Texas. The proper venue for any claims, causes of action or other proceedings concerning this Agreement shall be in the state and federal courts located in the County of Rockwall State of Texas.

Section 14.10 No Third Party Beneficiary. This Agreement creates rights and duties only between the Parties, and no third party is or shall be deemed to be or shall have any rights as a third party beneficiary.

Section 14.11 Binding Effect. Subject to Section 14.1 hereof, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns and legal and personal representatives.

Section 14.12 Time. Time is of the essence for the performance of each and every obligation hereunder. Any reference to any time in this Agreement shall be a reference to the current local time in Salt Lake City, Utah.

Section 14.13 Survivability. Except as otherwise provided in this Agreement to the contrary, the covenants and obligations of the Parties to this Agreement shall survive the Closing indefinitely.

Section 14.14 Seller’s 1031 Exchange. Buyer acknowledges that Seller may engage in a tax deferred exchange (“Seller’s Exchange”) pursuant to Section 1031 of the Code. Without limiting the provisions of Section 14.1 hereof, in order to effect Seller’s Exchange, Seller may assign its rights in, and delegate its duties under this Agreement, as well as transfer the Property, to any exchange accommodator which Seller shall determine. As an accommodation to Seller, Buyer agrees to cooperate with Seller in connection with Seller’s Exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

(a) Buyer shall have no obligation to take title to any property in connection with Seller’s Exchange;

(b) Buyer shall not be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any exchange property, and/or Seller’s Exchange;

(c) The Closing shall not be contingent or otherwise subject to the consummation of Seller’s Exchange, and the Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the parties to Seller’s Exchange to effect the same;

(d) All representations, warranties, covenants and indemnification obligations of Seller set forth in this Agreement shall not be affected or limited by Seller’s use of an exchange accommodator and shall survive Seller’s Exchange and shall continue to inure directly from Seller for the benefit of Buyer;

(e) All representations, warranties, covenants and indemnification obligations of Buyer set forth in this Agreement shall not be affected or limited by Seller’s use of an exchange accommodator and shall survive Seller’s Exchange and shall continue to inure directly from Buyer for the benefit of Seller; and

(f) Seller agrees to indemnify, protect, defend (with counsel reasonably acceptable to Buyer) and hold Buyer harmless from and against any and all causes of action, claims, demands, liabilities, costs and expenses, including actual attorneys’ fees and costs, incurred by Buyer in connection with Seller’s Exchange.

Buyer makes absolutely no representations or warranties of any kind or nature (express or implied) that tax deferred exchange treatment is available to Seller with respect to Seller’s Exchange, or that such a transaction will qualify in any respect for such treatment, and Buyer shall incur no liability if Seller’s Exchange fails to qualify for the tax deferred treatment intended by Seller. Seller hereby acknowledges and represents to Buyer that Seller is relying solely and entirely upon the advice of Seller’s own consultants with respect to any and all aspects of Seller’s Exchange. In no event shall the obligations of Seller under this Agreement be contingent upon this transaction being included as part of Seller’s Exchange.

Section 14.15 Buyer’s 1031 Exchange. Seller acknowledges that Buyer may be purchasing the Property as an upleg transaction as part of a tax deferred exchange (“Buyer’s Exchange”) pursuant to Section 1031 of the Code. Without limiting the provisions of Section 14.1 hereof, in order to effect Buyer’s Exchange, Buyer may assign its rights in, and delegate its duties under, this Agreement, as well as transfer the Property, to any exchange accommodator which Buyer shall determine. As an accommodation to Buyer, Seller agrees to cooperate with Buyer in connection with Buyer’s Exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

(a) Seller shall have no obligation to take title to any property in connection with Buyer’s Exchange;

(b) Except as otherwise provided in this Agreement, Seller shall not be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any exchange property;

(c) The Closing shall not be contingent or otherwise subject to the consummation of Buyer’s Exchange, and the Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the parties to Buyer’s Exchange to effect the same;

(d) All representations, warranties, covenants and indemnification obligations of Seller set forth in this Agreement shall not be affected or limited by Buyer’s use of an exchange accommodator and shall survive Buyer’s Exchange and shall continue to inure directly from Seller for the benefit of Buyer;

(e) All representations, warranties, covenants and indemnification obligations of Buyer set forth in this Agreement shall not be affected or limited by Buyer’s use of an exchange accommodator and shall survive Buyer’s Exchange and shall continue to inure directly from Buyer for the benefit of Seller; and

(f) Buyer agrees to indemnify, protect, defend (with counsel reasonably acceptable to Seller) and hold Seller harmless from and against any and all causes of action, claims, demands, liabilities, costs and expenses, including actual attorneys’ fees and costs, incurred by Seller in connection with Buyer’s Exchange.

Seller makes absolutely no representations or warranties of any kind or nature (express or implied) that tax deferred exchange treatment is available to Buyer with respect to Buyer’s Exchange, or that such a transaction will qualify in any respect for such treatment. Buyer hereby acknowledges and represents to Seller that Buyer is relying solely and entirely upon the advice of Buyer’s own consultants with respect to any and all aspects of Buyer’s Exchange. In no event shall the obligation of Buyer under this Agreement be contingent upon this transaction being included as part of Buyer’s Exchange.

Section 14.16 Business Days. If the Closing Date or any other date described in this Agreement by which one Party hereto must give notice to the other Party hereto or perform or fulfill an obligation hereunder is a Calendar Day that is not a Business Day, then the Closing Date or such other date shall be automatically extended to the next succeeding Business Day.

Section 14.17 Construction. This Agreement shall not be construed more strictly against one Party than against the other Party merely by virtue of the fact that it may have been prepared primarily by counsel for one of the Parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

Section 14.18 PROPERTY SOLD “AS-IS”. EXCEPT AS MAY BE OTHERWISE EXPRESSLY STATED AND SET FORTH IN THIS AGREEMENT, THE PROPERTY SHALL BE SOLD AND CONVEYED BY SELLER AND ACCEPTED BY BUYER IN “AS IS” CONDITION WITHOUT ANY WARRANTY OR REPRESENTATION WHATSOEVER ON THE PART OF SELLER, EXPRESS OR IMPLIED, AS TO THE CREDIT QUALITY OR FINANCIAL CONDITION OR ABILITY OF ANY TENANT, THE PROPERTY’S CONDITION, CLASSIFICATION, PAST OR PRESENT USE, OR MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE, USE, DESIGN, CONSTRUCTION OR DEVELOPMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OR REPRESENTATION AS TO SURFACE OR SUBSURFACE CONDITION, ZONING, OR THE SUFFICIENCY, ACCESSIBILITY AND CAPACITY OF UTILITIES FOR BUYER’S INTENDED USE OF THE PROPERTY, IT BEING AGREED THAT, EXCEPT AS OTHERWISE EXPRESSLY STATED AND SET FORTH IN THIS AGREEMENT, ALL SUCH RISKS ARE TO BE BORNE BY PURCHASER AND THAT PURCHASER IS RELYING SOLELY ON ITS OWN INSPECTION AND INVESTIGATION OF THE PROPERTY AND OWN INVESTIGATIONS OF THE CREDIT WORTHINESS OF ANY

TENANT, WITH RESPECT THERETO AND NOT ON ANY STATEMENT, ORAL OR WRITTEN REPRESENTATION OR WARRANTY MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT ON BEHALF OF SELLER.

Section 14.19 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER AND SELLER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON, OR IN RESPECT OF, ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER, OR ARISING OUT OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

Section 14.20 No Recordation. Neither this Agreement nor any notice or memorandum thereof shall be recorded in the public records of any jurisdiction; provided, however, Buyer shall have the right to record this Agreement or memorandum thereof but only in the event Buyer has notified Seller of a default relating to this Agreement and is pursuing a legal claim or is seeking specific performance against Seller according to Buyer’s rights as set forth in this Agreement.

Section 14.21 Confidentiality. Buyer acknowledges that all Confidential Information is the confidential, proprietary, and commercial or financial trade secret information of Seller, and Buyer agrees to hold all Confidential Information in strict confidence. All Confidential Information is and shall remain the sole property of Seller and may be used only for the purposes set forth in this Agreement. Buyer agrees that Buyer will not directly or indirectly disclose, duplicate, reproduce, distribute, disseminate, transmit, discuss, or otherwise communicate, either verbally or in writing to any person or entity other than its responsible shareholders, directors, officers, employees, attorneys, accountants, consultants, agents, and other authorized representatives (collectively “Authorized Persons”) any Confidential Information or documents or information derived from Confidential Information, nor use or allow the use of any Confidential Information for any purpose other than evaluating a possible purchase of the Property from Seller. Prior to any such disclosure Buyer shall inform the Authorized Persons by instruction, agreement, or otherwise that the Confidential Information is the confidential, proprietary, and trade secret information of Seller and may not be further disseminated to other persons or entities without prior written consent, which must be requested from, and may be given or withheld at the sole discretion of, Seller.

The term “Confidential Information” means any and all documents or information received directly or indirectly at any time by Buyer, verbally or in writing, from Seller relating to Seller or the Property (the terms “Buyer” and “Seller” as used by this Section shall include their respective subsidiaries, affiliates, shareholders, directors, officers, employees, attorneys, accountants, consultants, agents, or other representatives and their successors and assigns).

Section 14.22 Adjustment to Purchase Price. Seller and Buyer hereby agree that the amount of the Purchase Price shall be increased to reflect the following: (i) any costs incurred by Seller in connection with the preparing, constructing and delivering space within the Shopping Center pursuant to the Leases with Dress Barn, Maurice’s and Joyce Tucker dba Amish Furniture, to the extent such costs have been previously approved in writing by Buyer prior to

Closing, and (ii) the costs and expenses incurred by Seller in developing Phase II of the Shopping Center, to the extent such costs and expenses have been previously approved in writing by Buyer prior to Closing.

Section 14.23 J.C. Penney Litigation Indemnity. Seller hereby notifies Buyer that on March 30, 2009 a law suit was filed for record in the District Court of Rockwall County, Texas against Seller by the Tenant J.C. Penney alleging various claims against Seller including, but not limited to (i) liquidated damages for the late delivery of some construction requirements relating to the site work of the Property or to the Improvements relating to J.C. Penney’s building including, but not limited to, (a) J.C. Penney’s ability to commence vertical construction of their building on the Property; (b) installation of permanent power; (c) full access to J.C. Penney’s loading dock; and (d) delivery of a site certificate of occupancy; (ii) cost of replacing the slab J.C. Penney constructed; and (iii) payment of a Three Hundred Thousand Dollar ($300,000) allowance called for in the J.C. Penney Lease to compensate J.C. Penney for the cost of constructing a structural slab (all together referred to as the “J.C. Penney Litigation”). As of the Closing and thereafter, as more particularly provided below, NNN and Woodmont shall indemnify, defend and save (all at such parties sole cost and expense) Buyer harmless and pay all costs from and against all loss and expense (including, without limitation, attorney's fees) (collectively, “J.C. Penney Claims”) Buyer incurs relating to the J.C. Penney Litigation. As a condition precedent to Buyer’s obligation to Close, Seller shall cause National Retail Properties, Inc., a Maryland corporation (“NNN”), subject to the provisions described herein, to execute at Closing an indemnity agreement which shall indemnify, pay all costs, defend and save (all at NNN’s sole cost and expense) Buyer harmless from and against all J.C. Penney Claims Buyer incurs arising directly out of the J.C. Penney Litigation which are related to J.C. Penney’s assertion that Seller owes J.C Penney an allowance of up to Three Hundred Thousand Dollars ($300,000.00) as an allowance to compensate J.C. Penney for the cost of constructing a structural slab (the “NNN Indemnity”), but not otherwise. In no event shall NNN’s liability to Buyer pursuant to this provision exceed the lesser of (i) Three Hundred Thousand Dollars ($300,000), or (ii) the actual amount of the J.C. Penney Claims related to the allowance for the structural slab. In addition to the foregoing, as a condition precedent to Buyer’s obligation to Close, Seller shall cause The Woodmont Company, a Texas corporation (“Woodmont”) to execute at Closing an indemnity agreement which shall indemnify, defend and save (all at Woodmont’s sole cost and expense) Buyer harmless from and against all J.C. Penney Claims Buyer incurs arising directly out of the J.C. Penney Litigation except to the extent Buyer is covered by the NNN Indemnity (the “Woodmont Indemnity”). The indemnity and obligations described in this Section 14.23 of Seller, NNN and Woodmont shall survive Closing; provided, however such indemnity and obligations shall cease as of the date the JC Penney Litigation is settled, dismissed with prejudice or otherwise concluded.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

CNLRS ROCKWALL, L.P., a Texas limited partnership

By:	CNLRS Equity Ventures Rockwall, Inc.,
a Maryland corporation, its Managing General Partner

By:	/s/ Paul E. Bayer
Title:	Executive Vice President
Date:	May 6, 2010

By:	Woodmont Rockwall II, L.P., a Texas limited partnership

By:	Woodmont Rockwall II GP, L.L.C., a Texas limited liability company, its General Partner

By:	/s/ Stephen Coslik
Title:	Managing Member
Date:	May 6, 2010

BUYER:

EXCEL TRUST, L.P., a Delaware limited partnership

By:	Excel Trust, Inc., a Maryland corporation
Its General Partner

By:	/s/ Mark T. Burton
Mark T. Burton
Title:	Senior Vice President
Date:	May 6, 2010

CONSENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to: (i) accept the foregoing Agreement; (ii) be Escrow Agent under said Agreement; (iii) to make all filings required under Section 6045 of the Internal Revenue Code of 1986, as amended; and (iv) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise, unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same is accepted by the undersigned in writing.

Dated: May 13, 2010

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Heather Kucala
Title:	Escrow Officer

EXHIBIT “A”

LEGAL DESCRIPTION OF LAND

Lots 6 and 9 of Rockwall Business Park East Subdivision, an Addition to the City of Rockwall, Texas according to the replat recorded in Volume G, Page 231, Plat Records, Rockwall County, Texas

EXHIBIT “B”

SELLER’S DEED

RECORDING REQUESTED BY AND
WHEN RECORDED RETURN TO:

MAIL TAX STATEMENTS TO:

APN:

SPECIAL WARRANTY DEED

For good and valuable consideration, the receipt of which is hereby acknowledged,                     , a                     (“Grantor”), does hereby grant, bargain, sell, convey, transfer and release to                      , a                      corporation (“Grantee”), and its successors and assigns, the real property and improvements thereon legally described on Exhibit “A,” attached hereto and incorporated herein by reference (“Property”), together with all of Grantor’s right, title and interest in and to: (a) all easements, rights-of-way, entitlements, air rights and appurtenances relating or appertaining to the Property; (b) all water wells, streams, creeks, ponds, lakes and other bodies of water in, on or under the Property, whether such rights are riparian, appropriative, prescriptive or otherwise; (c) all sewer, septic and waste disposal rights and interests applicable or appurtenant to and/or used in connection with the operation of the improvements located on the Property; and (d) all other rights, heriditaments and appurtenances pertaining to the Property, but specifically excluding any of Grantor’s right title and interest in all minerals, oil, gas and other hydrocarbons located in, on or under the Property; provided, however, Grantor hereby waives and relinquishes any use of the surface of the Property for exploration and/or removal of oil, gas and/or other hydrocarbon substances and will not in any way disturb the surface of the Property or Grantee’s and its successors and assigns use thereof.

This conveyance is subject to ad valorem real property taxes and assessments for the year 201     and thereafter, and all easements, restrictions and conditions of record as of the date of this Special Warranty Deed.

Grantor does hereby bind itself, and its successors and assigns, to warrant and forever defend title to the Property unto Grantee, its successors and assigns, forever, against the claims of all persons claiming by, through or under Grantor, but against none other.

IN WITNESS WHEREOF, Grantor has caused this Special Warranty Deed to be executed as of the      day of                     , 201    .

_________________________, a
___________________________

By: ,
Its

By

Title

ACKNOWLEDGMENT

STATE OF	)
	)	ss.
COUNTY OF	)

On                     , 201    , before me, the undersigned Notary Public in and for the said County and State, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

(Signature)

EXHIBIT “A”

TO SELLER’S DEED

LEGAL DESCRIPTION OF LAND

EXHIBIT “C”

QUIT CLAIM BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,                     , a                      (“Grantor”), hereby sells, conveys, transfers and releases to                     , a                      (“Grantee”), the personal property more particularly described in Exhibit “A” attached hereto and incorporated herein by this reference and all other tangible and intangible personal property owned by Grantor located on or used in connection with the ownership, management and/or operation of the real property more particularly described in Exhibit “B” attached hereto and incorporated herein by this reference AND WITHOUT WARRANTY OF TITLE, FITNESS OR MERCHANTABILITY.

This Bill of Sale is being entered into pursuant to and in accordance with that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated effective                     , 201    , as amended and assigned, by and between Grantor, as “Seller,” and Grantee, as “Buyer” (“Purchase Agreement”).

EXECUTED and to be made effective as of the date of the Closing, as said term is defined in the Purchase Agreement.

GRANTOR:

By:	EXHIBIT – DO NOT SIGN
Title:

EXHIBIT “A”

TO BILL OF SALE

PERSONAL PROPERTY

All fixtures, trade fixtures, vehicles, machinery, appliances, tools, signs, equipment, systems, telephone equipment and systems, computer equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, inventories, supplies and all other items of tangible and intangible personal property located on or used in connection with the ownership, management and/or operation of the real property described in Exhibit “B” to this Bill of Sale. Notwithstanding the foregoing to the contrary, the foregoing shall specifically exclude any items located on Phase III of the Shopping Center and shall specifically exclude all items owned by Tenants.

EXHIBIT “B”

TO BILL OF SALE

LEGAL DESCRIPTION OF REAL PROPERTY

(see attached)

EXHIBIT “D”

CERTIFICATE OF NON-FOREIGN STATUS

The undersigned, being duly sworn, hereby deposes, certifies and states on oath as follows:

1. That the undersigned,                      (“Transferor”), is duly authorized to execute this Certificate and Affidavit;

2. That Transferor’s principal place of business is                     ;

3. That the Transferor is not a “foreign corporation,” “foreign partnership,” “foreign trust,” or “foreign estate,” as such terms are defined in the United States Internal Revenue Code of 1986, as amended (the “Code”), and Regulations promulgated thereunder, and is not otherwise a “foreign person,” as defined in Section 1445 of the Code;

4. That the Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations.

5. That the Transferor’s United States taxpayer identification number is                     :

6. That the undersigned is making this Certificate and Affidavit pursuant to the provisions of Section 1445 of the Code in connection with the sale of the real property described on Exhibit “A,” attached hereto and incorporated herein by reference, by the Transferor to                     (“Transferee”), which sale constitutes the disposition by the Transferor of a United States real property interest, for the purposes of establishing that the Transferee is not required to withhold tax pursuant to Section 1445 of the Code in connection with such disposition; and

7. That the undersigned acknowledges that this Certificate and Affidavit may be disclosed to the Internal Revenue Service and other applicable governmental agencies by the Transferee, that this Certificate and Affidavit is made under penalty of perjury, and that any false statement made herein could be punished by fine, imprisonment, or both.

Under penalty of perjury, I declare that I have examined the foregoing Certificate and Affidavit and I hereby certify that it is true, correct and complete.

TRANSFEROR:

By:	EXHIBIT – DO NOT SIGN
Title:

STATE OF	)
)
COUNTY OF	)

On                     , before me,                     , Notary Public, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary Public

EXHIBIT “A”

TO CERTIFICATE OF NON-FOREIGN STATUS

LEGAL DESCRIPTION OF REAL PROPERTY

EXHIBIT “E”

ASSIGNMENT AND ASSUMPTION OF LEASES

AND SECURITY DEPOSITS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (“Assignment”), is made and dated for reference purposes as of the      day of                     , 201    , by and between                      (“Assignor”), and                      (“Assignee”), both of whom may be referred to herein as the “Parties” and each of whom may be referred to herein as a “Party.”

RECITALS

A. Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated                     , 201    , as amended and assigned (“Purchase Agreement”). Unless otherwise expressly defined herein, capitalized terms used herein without definition shall have the same meaning given to such terms in the Purchase Agreement.

B. This Assignment is being made pursuant to the Purchase Agreement for the purpose of memorializing the assignment by Assignor to Assignee of: (a) those Leases set forth on Exhibit “A” attached hereto; and (b) the Security Deposits set forth on Exhibit “B” attached hereto and incorporated by reference.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Assignment of Leases. Subject to the provisions of the Purchase Agreement, effective as of the Closing, Assignor hereby grants, assigns, transfers, conveys and delivers to Assignee, and Assignee hereby accepts the assignment of, the Leases and the Security Deposits and all of the right, title, estate, interest, benefits and privileges of the lessor or landlord thereunder.

2. Assumption of Obligations. Subject to the provisions of the Purchase Agreement, by acceptance of this Assignment, effective as of the Closing, Assignee hereby assumes and agrees to perform and to be bound by all of the terms, covenants, conditions and obligations imposed upon the lessor or landlord under the Leases accruing on or after the Closing. Without limiting the foregoing, in the event that the Property Expense Reconciliation results in a Property Expense Reimbursement Surplus and Assignor pays to Assignee an amount equal to the Property Expense Reimbursement Surplus pursuant to the Purchase Agreement, Assignee shall be obligated to reimburse or credit the Tenants for such Property Expense Reimbursement Surplus as required by their respective Leases.

3. Indemnification by Assignor. Assignor hereby agrees to indemnify, defend and hold harmless Assignee of, for, from and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to the breach by Assignor of any of the obligations, terms and/or covenants of the lessor or landlord under or pursuant to the Leases, which obligations, terms and/or covenants accrue prior to the Closing.

4. Indemnification by Assignee. Assignee hereby agrees to indemnify, defend and hold harmless Assignor of, for, from and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to the breach by Assignee of any of the obligations, terms and/or covenants of the lessor or landlord under or pursuant to the Leases, which obligations, terms and/or covenants accrue on or after the Closing.

5. Proration. Nothing contained in this Assignment shall constitute a waiver of or a limitation on any of the rights and obligations of the Parties pursuant to Article 11 of the Purchase Agreement concerning prorations.

6. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective Parties hereto.

7. Attorneys’ Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs incurred in such action and any appeal therefrom.

8. Governing Law; Jurisdiction and Venue. This Assignment shall be governed by the laws of the State of Texas. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Rockwall State of Texas.

9. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

10. Cooperation. Assignor and Assignee hereby agree to and shall execute and deliver to the other party any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

EXHIBIT – DO NOT SIGN

By:
Title:

ASSIGNEE:

EXHIBIT – DO NOT SIGN

By:
Title:

EXHIBIT “A”

TO ASSIGNMENT AND ASSUMPTION

OF LEASES AND SECURITY DEPOSITS

LEASES

EXHIBIT “B”

TO ASSIGNMENT AND ASSUMPTION

OF LEASES AND SECURITY DEPOSITS

SECURITY DEPOSITS

EXHIBIT “F”

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (“Assignment”) is made and dated for reference purposes as of                     , 201    , by and between                      (“Assignor”) and                     , a                      (“Assignee”), both of whom may be referred to herein as the “Parties.”

RECITALS

A. Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of                     , 201    , as amended and assigned (the “Purchase Agreement”). Capitalized terms used in this Assignment without definition shall have the meaning given to such terms in the Purchase Agreement.

B. This Assignment is made pursuant to, as required by, and subject to the terms and conditions of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment of Contracts. Effective as of the Closing, Assignor hereby assigns, transfers and sets over to Assignee all of Assignor’s right, title and interest, in, to and under the contracts and agreements listed or described on Exhibit “A,” attached hereto and incorporated herein by reference (the “Assumed Contracts”).

2. Assumption of Obligations. Effective as of the Closing, Assignee hereby assumes and agrees to perform all of the obligations, terms and covenants of Assignor under each of the Assumed Contracts, which obligations, terms and covenants accrue on or after the Closing.

3. Indemnification by Assignor. Assignor hereby agrees to indemnify, defend and hold harmless Assignee, and its officers, directors, shareholders, employees and agents, for, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees) arising out of or relating to the breach by Assignor of any of the obligations, terms and/or covenants of Assignor under or pursuant to the Assumed Contracts, which obligations, terms and/or covenants accrue prior to the Closing.

4. Indemnification by Assignee. Assignee hereby agrees to indemnify, defend and hold harmless Assignor, and its partners, affiliates, employees and agents, for, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees) arising out of or relating to the breach by Assignee of any of the obligations, terms and/or covenants of Assignor under or pursuant to the Assumed Contracts, which obligations, terms and/or covenants accrue on or after the Closing.

5. Governing Law. This Assignment shall be governed by the laws of the State of Texas. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Rockwall State of Texas.

6. Binding Effect. This Assignment and the provisions contained herein shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

7. Attorneys’ Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs incurred in such action and any appeal therefrom.

8. Cooperation. Assignor and Assignee hereby agree to and shall execute and deliver to the other party any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

9. Counterparts. This Assignment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

EXHIBIT – DO NOT SIGN

By:
Title:

ASSIGNEE:

EXHIBIT – DO NOT SIGN

By:
Title:

EXHIBIT “A”

TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS

ASSUMED CONTRACTS

EXHIBIT “G”

ASSIGNMENT OF PERMITS, ENTITLEMENTS AND INTANGIBLE PROPERTY

THIS Assignment of Permits, Entitlements and Intangible Property (the “Assignment”) is dated for reference purposes as of             , 201     and is entered into by                      (“Assignor”) in favor of                      , a                      (“Assignee”).

RECITALS

A. Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated             , 201    , as amended and assigned (“Purchase Agreement”). Unless otherwise expressly defined herein, capitalized terms used herein without definition shall have the same meaning given to such terms in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Assignment by Assignor. Effective as of the Closing, Assignor hereby transfers and assigns to Assignee the Intangible Property, the Permits and Entitlements AND WITHOUT WARRANTY OF TITLE, FITNESS OR MERCHANTABILITY.

2. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective Parties hereto.

3. Attorneys’ Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs incurred in such action and any appeal therefrom.

4. Governing Law; Jurisdiction and Venue. This Assignment shall be governed by, interpreted under, and construed and enforceable with, the laws of the State of Texas. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Rockwall, State of Texas.

5. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

6. Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment. Assignee hereby agrees to and shall execute and deliver to Assignor any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

EXHIBIT – DO NOT SIGN

By:
Title:

ASSIGNEE:

EXHIBIT – DO NOT SIGN

By:
Title

EXHIBIT “B”

LIST OF ASSIGNED PROPERTY

EXHIBIT “H”

GENERAL PROVISIONS OF ESCROW

THESE GENERAL PROVISIONS OF ESCROW (“General Provisions”), are being entered into pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated             , 201    , by and between                     , as the “Seller,”, and                     , as the “Buyer,” as the same may be amended from time to time (“Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement.

THE PARTIES UNDERSTAND AND ACKNOWLEDGE:

1. Deposit of Funds and Disbursements. Unless directed in writing by Seller or Buyer, as applicable, to establish a separate, interest-bearing account together with all necessary taxpayer reporting information, all funds received by Escrow Agent shall be deposited in general escrow interest bearing accounts in a federally insured financial institution invested only in US Treasuries (“Depositories”). All disbursements shall be made by Escrow Agent’s check or by wire transfer unless otherwise instructed in writing by the party to receive such disbursement. The Good Funds Law requires that Escrow Agent have confirmation of receipt of funds prior to disbursement.

2. Disclosure of Possible Benefits to Escrow Agent. As a result of Escrow Agent maintaining its general escrow accounts with the Depositories, Escrow Agent may receive certain financial benefits such as an array of bank services, accommodations, loans or other business transactions from the Depositories (“Collateral Benefits”). Notwithstanding the foregoing, the term Collateral Benefits shall not include any interest that accrues or is earned on the Deposit and in no event and under no circumstance shall Escrow Agent be entitled to receive and retain any interest that accrues or is earned on the Deposit. All Collateral Benefits shall accrue to the sole benefit of Escrow Agent and Escrow Agent shall have no obligation to account to the parties to this Escrow for the value of any such Collateral Benefits.

3. Prorations and Adjustments. All prorations and/or adjustments shall be made in accordance with the Purchase Agreement.

4. Contingency Periods. Escrow Agent shall not be responsible for monitoring contingency or inspection time periods between the Parties.

5. Recordation of Documents. Escrow Agent is authorized to prepare, obtain, record and deliver the necessary instruments to carry out the terms and conditions of this Escrow and, to the extent that Escrow Agent is also the Title Company, to issue the Title Policy at Closing, subject to and in accordance with the Purchase Agreement or pursuant to separate written instructions to Escrow Agent executed by Seller.

6. Conflicting Instructions and Disputes. No notice, demand or change of instructions shall be of any effect in this Escrow unless given in writing by Seller and Buyer. In the event a demand for the Deposit and/or any other amounts in this Escrow is made which is not concurred with by Seller and Buyer, Escrow Agent, regardless of who made demand therefor, may elect to file a suit in interpleader and obtain an order from the court allowing Escrow Agent to deposit all funds and documents in court and have no further liability with respect thereto. If an action is brought involving this Escrow and/or Escrow Agent, Seller and Buyer agree to indemnify and hold Escrow Agent harmless against liabilities, damages and costs incurred by Escrow Agent (including reasonable attorney’s fees and costs) except to the extent that such liabilities, damages and costs were caused by the negligence, gross negligence or willful misconduct of Escrow Agent.

7. Amendments to General Provisions. Any amendment to these General Provisions must be mutually agreed to by Seller and Buyer and accepted by Escrow Agent. The Purchase Agreement and these General Provisions shall constitute the entire escrow agreement between the Escrow Agent and the parties hereto with respect to the subject matter of the Escrow.

8. Copies of Documents; Authorization to Release. Escrow Agent is authorized to rely upon copies of documents, which include facsimile, electronic, NCR, or photocopies as if they were an originally executed document. If requested by Escrow Agent, the originals of such documents shall be delivered to Escrow Agent. Documents to be recorded MUST contain original signatures. Escrow Agent may furnish copies of any and all documents to the lender(s), real estate broker(s), attorney(s) and/or accountant(s) involved in this transaction upon their request.

9. Execution in Counterpart. These General Provisions and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute the same instruction.

10. Tax Reporting, Withholding and Disclosure. The Parties are advised to seek independent advice concerning the tax consequences of this transaction, including but not limited to, their withholding, reporting and disclosure obligations. Escrow Agent does not provide tax or legal advice and the parties agree to hold Escrow Agent harmless from any loss or damage that the parties may incur as a result of their failure to comply with federal and/or state tax laws. EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW, WITHHOLDING OBLIGATIONS ARE THE EXCLUSIVE OBLIGATIONS OF THE PARTIES AND ESCROW AGENT IS NOT RESPONSIBLE TO PERFORM THESE OBLIGATIONS UNLESS ESCROW AGENT AGREES IN WRITING.

11. Taxpayer Identification Number Reporting. Federal law requires Escrow Agent to report Seller’s social security number and/or tax identification number, forwarding address, and the gross sales price to the Internal Revenue Service (“IRS”). Escrow cannot be closed nor any documents recorded until the information is provided and Seller certifies its accuracy to Escrow Agent.

12. Purchase Agreement. In the event of any conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of these General Provisions, the terms and conditions of the Purchase Agreement shall govern.

13. Notices. All notices relating to these General Provisions shall be given in compliance with the Notice provisions set forth in the Purchase Agreement.

SELLER:

EXHIBIT – DO NOT SIGN

By:
Title:
Date:	,201

BUYER:

EXHIBIT – DO NOT SIGN

By:
Title:
Date:	,201

ESCROW AGENT:

EXHIBIT – DO NOT SIGN

By:
Title:

EXHIBIT “I”

FORM OF TENANT’S ESTOPPEL CERTIFICATE

To:	EXCEL TRUST, L.P., a Delaware limited partnership
801 North 500 West, Suite 201
West Bountiful, Utah 84010

To:	[Lender]

_____________________________________

_____________________________________

_____________________________________

RE:	That certain lease agreement dated , 201 , as amended by that certain dated , 201 (as amended or modified, the “Lease”), whereby , as tenant therein (“Tenant”), leased from , as landlord therein (“Landlord”), approximately net rentable square feet of space located in (the “Premises”), which is located in the City of , State of (the “Property”).

Gentlemen:

Tenant acknowledges that EXCEL TRUST, L.P., a Delaware limited partnership, or its nominee (“Buyer”) is reviewing the possible purchase of the Property from Landlord. Tenant further acknowledges that, in the event Buyer elects to purchase the Property,                      (“Lender”), is reviewing the possibility of providing financing to Buyer in connection with Buyer’s purchase of the Property. In connection therewith, Tenant hereby certifies, represents and warrants to Buyer and Lender, and their respective successors and assigns, as follows:

14. A true and correct copy of the Lease is attached hereto as Exhibit “A” and incorporated herein by reference. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Property, is in good standing full force and effect, and has not been amended, modified or assigned either orally or in writing, except as provided in the Preamble of this Tenant Estoppel Certificate.

15. Tenant’s net rentable square footage of Tenant’s Premises is equal to                      square feet.

16. The term of the Lease commenced on             , 201    , and will terminate on             , 201    . Tenant has                      renewal options of      years each.

17. The current monthly amount of base rent payable by the Tenant is equal to $        . Percentage Rent is due upon the dates as described in paragraph                      of the Lease in the amount of $        , which is equal to     % of Gross Sales in excess of $        .

Current charges for operating expenses, insurance and real estate taxes are                      per month. Base rent has been paid through             , 201    , and additional rent for operating expenses, insurance premiums and real estate taxes has been paid through             , 201    . No rent has been prepaid by more than thirty (30) days.

18. Tenant is responsible for paying its proportionate share of operating expenses, insurance and real estate taxes owed regarding the Property. Tenant’s proportionate share of said operating expenses, insurance and real estate taxes is equal to     % calculated by taking Tenant’s net rentable square footage of the Premises divided by                     , the total net rentable square footage of the Property.

19. Tenant has not deposited any monies or instruments to secure any of its agreements and obligations under the Lease and has not paid any advance rentals or other amounts, excepts as specified below (write “NONE” if there is none).

20. There are no defaults of Landlord or Tenant under the Lease, and there are no existing circumstances which with the passage of time, or giving of notice, or both, would give rise to a default by Landlord or Tenant under the Lease. Landlord and Tenant are in full compliance with their obligations under the Lease.

21. No breach or violation exists of any of the provisions of the Lease granting exclusive uses to Tenant or prohibiting or restricting uses of other tenants.

22. Construction of all improvements required under the Lease and any other conditions to Tenant’s obligations under the Lease, if any, have been satisfactorily completed by Landlord, and Tenant has accepted the Premises and is occupying and operating in the Premises.

23. Tenant has no charge, lien, claim of set-off, abatement or defense against rents or other charges due or to become due under the Lease or otherwise under any of the terms, conditions, and covenants contained therein, and Tenant is not entitled to any concessions, rebates, allowances or other considerations for free or reduced rent.

24. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by Tenant or pending against Tenant.

25. Tenant has not subleased all or any portion of the Premises or assigned any of its rights under the Lease, nor pledged any interest therein.

26. Tenant does not have any rights or options to purchase the Property, the Premises or any portion thereof.

27. If the Lease is guaranteed, the Guaranty is unmodified and in full force and effect. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by any Guarantor or pending against any Guarantor.

28. Tenant does not have any options, rights of first refusal, rights of first offer, expansion rights or similar rights with respect to other Property space.

29. Tenant has never permitted or suffered the generation, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous substance, waste or materials in, on or about the Leased Premises or any adjacent property.

30. Upon being notified of the closing of the above-referenced proposed purchase, sale and assignment, Tenant agrees to recognize Buyer as Landlord under the Lease and to send all rental payments and communications permitted or required under the Lease to such address as Landlord may, in writing, direct from time to time.

31. The person(s) whose signature(s) appear(s) below is duly and fully authorized to execute this Tenant Estoppel Certificate and has knowledge of the facts and statements recited herein.

The certifications, representations and warranties herein made shall be binding upon Tenant, its heirs, legal representatives, successors and assigns, and shall inure to Buyer’s and Lender’s benefit and to the benefit of Buyer’s and Lender’s respective successors and assigns. Tenant acknowledges that Buyer may rely on this Tenant Estoppel Certificate in conjunction with its purchase and thereafter its ownership and operation of the Property. Tenant further acknowledges that Lender may rely on this Tenant Estoppel Certificate in conjunction with its financing of the purchase of the Property by Buyer.

IN WITNESS WHEREOF, the Tenant has executed and delivered this Tenant Estoppel Certificate this      day of         , 201    .

TENANT:

By

Title

GUARANTOR:
(If Applicable)

By

Title

EXHIBIT “A”

TO FORM OF TENANT ESTOPPEL CERTIFICATE

LEASE

EXHIBIT “J”

FORM OF LANDLORD ESTOPPEL CERTIFICATE

To:	EXCEL TRUST, L.P., a Delaware limited partnership
801 North 500 West, Suite 201
West Bountiful, Utah 84010

To:	[Lender]

_____________________________________

_____________________________________

_____________________________________

RE:	That certain lease agreement dated , 201 , as amended by that certain dated , 201 (as amended or modified, the “Lease”), whereby , as tenant therein (“Tenant”), leased from , as landlord therein (“Landlord”), square feet of space located in (the “Premises”), which shopping center is located in the City of , State of (the “Property”).

Gentlemen:

Landlord hereby certifies, represents and warrants to Buyer as follows:

1. A true and correct copy of the Lease is attached hereto as Exhibit “A,” and incorporated herein by reference. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Property, is in good standing and full force and effect, and has not been amended, modified or assigned, except as provided in the Preamble of this Landlord Estoppel Certificate.

2. The current monthly amount of base rent payable by the Tenant is equal to $        . Base rent has been paid through             , 201    , and additional rent for operating expenses, insurance premiums and real estate taxes has been paid through             , 201    . No rent has been prepaid.

3. To the best of Landlord’s current actual knowledge, there are no defaults of Landlord or Tenant under the Lease, and Landlord is not aware of any existing circumstances which with the passage of time, or giving of notice, or both, would give rise to a default by Landlord or Tenant under the Lease. To the best of Landlord’s knowledge, Landlord and Tenant are in full compliance with their obligations under the Lease, and the Lease is in good standing and in full force and effect.

4. To the best of Landlord’s knowledge, Tenant has no charge, lien, claim of set-off, abatement or defense against rents or other charges due or to become due under the Lease or otherwise under any of the terms, conditions, and covenants contained therein, and Tenant is not entitled to any concessions, rebates, allowances or other considerations for free or reduced rent.

5. Landlord has not subleased all or any portion of the Premises or assigned any of its rights under the Lease, nor pledged any interest therein nor to the best of Landlord’s knowledge has the Tenant subleased all or any portion of the Premises or assigned any of its rights under the Lease, nor pledged any interest therein.

6. If the Lease is guaranteed, the Guaranty is unmodified and in full force and effect.

7. The person(s) whose signature(s) appear(s) below is duly and fully authorized to execute this Landlord Estoppel Certificate and has knowledge of the facts and statements recited herein.

The certifications, representations and warranties herein made shall be binding upon Landlord, its heirs, legal representatives, successors and assigns, and shall inure to Buyer’s and Lender’s benefit. Landlord acknowledges that Buyer may rely on this Landlord Estoppel Certificate in conjunction with its purchase and thereafter its ownership and operation of the Property. Landlord further acknowledges that Lender may rely on this Landlord Estoppel Certificate in conjunction with its financing of the purchase of the Property by Buyer.

IN WITNESS WHEREOF, Landlord has executed and delivered this Landlord Estoppel Certificate this      day of         , 201    .

LANDLORD:
___________________________, a
____________________________

By
Its

By
Title

EXHIBIT “K”

PHASE I OF SHOPPING CENTER

Lot 6 of Rockwall Business Park East Subdivision, an Addition to the City of Rockwall, Texas according to the replat recorded in Volume G, Page 231, Plat Records, Rockwall County, Texas

EXHIBIT “L”

PHASE II OF SHOPPING CENTER

Lot 9 of Rockwall Business Park East Subdivision, an Addition to the City of Rockwall, Texas according to the replat recorded in Volume G, Page 231, Plat Records, Rockwall County, Texas

EXHIBIT “M”

PHASE III OF SHOPPING CENTER

Lots 7 and 8 of Rockwall Business Park East Subdivision, an Addition to the City of Rockwall, Texas according to the replat recorded in Volume G, Page 231, Plat Records, Rockwall County, Texas

SCHEDULE “1.0”

LIST OF SELLER’S DELIVERIES

1.	A copy of all Tenant Leases;

2.	Copies of any draft leases relating to any pending lease negotiations, if any

3.	Certificate of occupancy for all Tenants, if in Seller’s possession

4.	Financial statements on all Tenants and any applicable guarantors relating thereto, if in Seller’s possession

5.	Copies of insurance certificates on all Tenants, if required by such Tenants applicable Lease

6.	Tenant contacts and phone numbers for both the onsite managers and the corporate headquarters

7.	Billing address for all Tenants

8.	Notice addresses for all Tenants defaults

9.	Copies of gross sales reports for all applicable Tenants for as long as said Tenants were required to report, but not less than the past three (3) years to the extent in Seller’s possession or control.

10.	Copies of all warranty agreements

GENERAL PROPERTY INFORMATION

11.	Copies of all common area utility bills with account numbers for the past six (6) months

12.	Copies of any loan documents on the property, including but not limited to, any notes, deeds of trust, financing statements and security agreements

13.	Architectural plans and specs in Seller’s possession

14.	Zoning certificate from the applicable governmental authority

15.	Copies of all surveys in Seller’s possession

16.	Copy of the most current existing survey (the “Survey”) and title policy (together with copies of all back up documentation relating to all matters set forth in such policy) in Seller’s possession

17.	Copies of all Phase I, Phase II and other environmental reports in your possession

18.	Copies of all structural/engineering reports in your possession

19.	Copies of all ADA related reports in your possession

20.	Copies of any soils reports in your possession

21.	Tenants site map that ties the rent roll and suite numbers to the map

22.	Copies of service/vendor contracts with the contact names, phone numbers and account numbers including any alarm or sprinkler contracts

23.	Copies of building, roof, HVAC and equipment warranties

24.	Copies of current insurance policies on the property

25.	Physical addresses for any vacant space

26.	Any current aerial and ground level photographs in Seller’s possession

27.	Current demographics for the immediate area and city/town where the property is located

28.	Copies of any legal proceedings currently affecting the project

29.	Seller’s proposed declaration, reciprocal easement agreement or similar agreement which Seller intends to enter into and record with respect to Phase III of the Shopping Center and the Property providing for cross access, cross parking and other rights affecting Phase III of the Shopping Center and the Property.

PROJECT FINANCIAL INFORMATION

30.	Operating statements for the past three (3) years

31.	Copies of expense ledgers, CAM reconciliation and Tenants billing statements for the immediately preceding calendar year

32.	Copy of tax reconciliation and Tenants billing statements for the immediately preceding calendar year

33.	Activity Reconciliation Reports showing the current status of Tenants billing and collections of rent, CAM, tax, insurance and other charges

34.	Itemized property operating budget for the current calendar year

35.	Year-to-date operating statement

36.	Year-to-date expense ledgers

37.	Year-to-date accounting trial balance

38.	Rent Receivables Ledger

39.	List of all rent abatements, allowances and concessions

40.	Current rent roll

41.	Rent roll for the previous full calendar year

42.	Details on any special assessments or improvement districts

43.	List of all security deposits and prepaid rents

44.	Property tax billing for the current year and for the past two (2) years

45.	A copy of the utility bills, insurance bills and management fee bills for the previous calendar year

46.	Year-end trial balance for the previous calendar year

OPTIONAL: SCHEDULE “2.0”

ENVIRONMENTAL DISCLOSURE STATEMENT

1.	That certain Phase I Environmental Site Assessment Proposed Rockwall Crossing, Phase 2 Interstate Highway 30 at State Highway 205, Rockwall, Texas, dated January 16, 2006, Project No. 12992 prepared by Reed Engineering Group.

2.	That certain Limited Subsurface Investigation Proposed Rockwall Crossing, Phase II IH-30 at State Hwy, 205, Rockwall, Texas, dated February 9, 2006, Project No. 13034, prepared by Reed Engineering Group.